Exhibit 4.1

INDENTURE

Dated as of October 8, 2021

Among

HEALTHEQUITY, INC.,

THE GUARANTORS NAMED ON THE SIGNATURE PAGES HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

4.500% SENIOR NOTES DUE 2029

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Article 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders	133
Section 9.02	With Consent of Holders	135
Section 9.03	Revocation and Effect of Consents	136
Section 9.04	Notation on or Exchange of Notes	137
Section 9.05	Trustee to Sign Amendments, Etc.	137

Article 10

GUARANTEES

Section 10.01	Guarantee	137
Section 10.02	Limitation on Guarantor Liability	139
Section 10.03	Execution and Delivery	139
Section 10.04	Subrogation	140
Section 10.05	Benefits Acknowledged	140
Section 10.06	Release of Guarantees	140

Article 11

SATISFACTION AND DISCHARGE

Section 11.01	Satisfaction and Discharge	141
Section 11.02	Application of Trust Money	142

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EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

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INDENTURE, dated as of October 8, 2021, among HealthEquity, Inc., a Delaware corporation (the “Company”), the Guarantors (as defined herein) listed on the signature pages hereto and Wells Fargo Bank, National Association, a national banking association, as Trustee.

W I T N E S S E T H

WHEREAS, the Company has duly authorized the creation of an issue of $600,000,000 aggregate principal amount of 4.500% Senior Notes due 2029 (the “Initial Notes”);

WHEREAS, the obligations of the Company with respect to the due and punctual payment of the principal of, premium, if any, and interest on the Notes and the performance and observation of each covenant and agreement under this Indenture on the part of the Company to be performed or observed will become unconditionally and irrevocably guaranteed by the Guarantors; and

WHEREAS, each of the Company and the Guarantors has duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

Article 1

DEFINITIONS

Section 1.01          Definitions.

“100% Non-Guarantor Pledgee” means any Restricted Subsidiary of the Company for which 100% of the Capital Stock of which has been pledged as collateral to secure Obligations under any Credit Facility.

“144A Global Note” means a Global Note substantially in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)            Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)            Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means any additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01 and 4.09.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Paying Agent or Custodian.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)           1.0% of the principal amount of such Note; and

(2)           the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at October 1, 2024 (such redemption price being set forth in Section 3.07(a)), plus (ii) all required remaining scheduled interest payments due on such Note through October 1, 2024 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points; over (b) the principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for, redemption or repurchase of, or notice with respect to beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer, exchange, redemption or repurchase.

“Asset Sale” means:

(1)           the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any of the Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2)           the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09), whether in a single transaction or a series of related transactions;

in each case, other than:

(a)           any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business, or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b)           the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described under Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c)           the making of any Permitted Investment or Restricted Payment that is permitted to be made, and is made, under Section 4.07;

(d)          any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than the greater of (x) $25,000,000 and (y) 10% of Consolidated EBITDA;

(e)          any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(f)           to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)          the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(h)          any issuance, sale or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)            foreclosures, condemnation, eminent domain or any similar action on assets (including transfers as a result of any such action) or the granting of Liens not prohibited by this Indenture (including any Permitted Lien);

(j)            transfers of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k)           any financing transaction with respect to property owned, built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions (other than Permitted Sale and Lease-Back Transactions) and asset securitizations permitted by this Indenture;

(l)            any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(m)          the sale, lease, assignment, license, sublease, sublicense or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or the conversion of accounts receivable to notes receivable; or other dispositions of accounts receivable in connection with the collection or compromise thereof;

(n)           the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business;

(o)           the unwinding of any Hedging Obligations;

(p)           sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)           the lapse or abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Company (i) are not material to the conduct of the business of the Company and the Restricted Subsidiaries taken as a whole or (ii) are no longer economically practicable or commercially reasonable to maintain;

(r)            the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;

(s)           sales of non-core assets acquired in connection with acquisitions otherwise permitted under this Indenture that are not used in the business of the Company or any Restricted Subsidiary; provided that no long-term Indebtedness was incurred by the Company or a Restricted Subsidiary in connection with such acquisition; and

(t)            dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the Net Proceeds of such disposition are promptly applied to the purchase price of such replacement property.

For purposes of determining compliance with this definition, (A) in the event that a transaction (or a portion thereof) meets the criteria of one or more of the categories set forth in clauses (a) through (t) above and would also be a permitted Restricted Payment or Permitted Investment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as a disposition under such categories and/or one or more of the types of permitted Restricted Payments or Permitted Investments and (B) availability and utilization of any category of financial ratio based exceptions, thresholds and baskets shall first be calculated without giving effect to amounts to be utilized under any other category of exceptions, thresholds and baskets at such time of determination (including at the time of any initial division and classification and any later re-divisions and reclassifications) and thereafter, availability and utilization of any category of exceptions, thresholds and baskets that are not financial ratio based shall be calculated.

“Bank Lender” means any lender or holder or agent or arranger of Indebtedness under the Credit Facilities.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, automated clearing house fund transfer services, purchase card, electronic funds transfer (including non-card e-payables services) and other cash management arrangements and commercial credit card and merchant card services.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Board” with respect to a Person means the board of directors (or similar body) of such Person or any committee thereof duly authorized to act on behalf of such board of directors (or similar body).

“Business Day” means each day which is not a Legal Holiday.

“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC or (c) a private placement to institutional investors. For the avoidance of doubt, the term “Capital Markets Indebtedness” does not include any Indebtedness under commercial bank facilities, loans, Indebtedness incurred in connection with a Sale and Lease-Back Transaction, Indebtedness incurred in the ordinary course of business of the Company, Capitalized Lease Obligations or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means:

(1)            in the case of a corporation, corporate stock;

(2)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)            in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that no obligation will be deemed a “Capital Lease Obligation” for any purpose under this Indenture if such obligation would not, as of December 31, 2018, have been required to be capitalized and reflected as a liability on a balance sheet in accordance with GAAP.

“Capitalized Software Expenditures”means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Company and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Company and the Restricted Subsidiaries.

“Captive Insurance Subsidiary” means (i) any Subsidiary established by the Company for the primary purpose of insuring the businesses or properties owned or operated by the Company or any of its Subsidiaries or (ii) any Subsidiary of any such insurance subsidiary established for the same primary purpose described in clause (i) above.

“Cash Equivalents” means:

(1)           United States dollars and Canadian dollars;

(2)           (a) euro, pounds sterling or any national currency of any participating member state of the EMU; or

(b)           other local currencies held by the Company and the Restricted Subsidiaries from time to time in the ordinary course of business;

(3)           securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)           certificates of deposit, time deposits and Eurodollar time deposits with maturities of two years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding two years and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(5)            repurchase obligations for underlying securities of the types described in clauses (3) and (4) above and clause (11) below entered into with any financial institution meeting the qualifications specified in clause (4) above or securities dealers of recognized national standing;

(6)            (a) commercial paper or variable or fixed rate notes issued by or guaranteed by any lender under the New Credit Agreement or any bank holding company owning any lender under the New Credit Agreement and (b) commercial paper and variable or fixed rate notes rated investment grade by either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of acquisition;

(7)            marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(8)            Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(9)            Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three ratings categories by S&P or Moody’s;

(10)          readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(11)          readily marketable direct obligations issued by any state, commonwealth or territory of the United States or the European Union or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition; and

(12)          investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (11) above.

In the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type, credit quality and maturity described in clauses (1) through (12) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable internationally recognized foreign rating agencies and (b) other short-term investments utilized by Restricted Subsidiary that is a Foreign Subsidiary in accordance with customary investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (12) above and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts, except amounts used to pay non-dollar denominated obligations of the Company or any Restricted Subsidiary in the ordinary course of business, are converted into any currency listed in clauses (1) and (2) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Casualty Event” means any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change of Control” means the occurrence of any of the following:

(1)            the sale, lease or transfer, in one or a series of related transactions (including by way of merger, consolidation, amalgamation or other business combination), of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or a group of related Persons (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision); or

(2)           the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or Persons that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company directly or through the acquisition of voting power of the Voting Stock of the Company’s direct or indirect parent companies.

Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, no Person or “group” shall be deemed to beneficially own Equity Interests to be acquired by such Person or “group” pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement.

“Clearstream” means Clearstream Banking, S.A. or any successor securities clearing agency.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Company” has the meaning set forth in the preamble of this Indenture.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person and its Restricted Subsidiaries for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, Capitalized Software Expenditures and intangible assets (including, for the avoidance of doubt, goodwill) established through recapitalization or purchase accounting of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(1)            increased (without duplication) by:

(a)            provision for taxes based on income or profits or capital, including, without limitation, federal, foreign, state, franchise, excise, value added and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income (including taxes in respect of repatriated funds and any penalties and interest related to such taxes or arising from any tax examinations); plus

(b)            Fixed Charges and, to the extent not reflected in Fixed Charges, bank and letter of credit fees and net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, amortization of deferred financing fees or costs, costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(i) through (1)(xi) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)            Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)            the amount of any restructuring charge, accrual or reserve or integration costs or other business optimization expenses, and related costs and charges, deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time (on a per-transaction basis) costs or charges incurred in connection with acquisitions; plus

(e)            any other non-cash charges or expenses, including (1) all non-cash compensation expenses and costs, (2) the non-cash impact of recapitalization or purchase accounting, (3) the non-cash impact of accounting changes or restatements, (4) any non-cash portion of operating lease expense and (5) other non-cash charges, in each case, reducing Consolidated Net Income for such period (provided that to the extent that any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent; and provided further that amortization of a prepaid cash item that was paid in a prior period shall be excluded); plus

(f)            the amount of any non-controlling interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, excluding cash distributions in respect thereof to the extent already included in Consolidated Net Income; plus

(g)            the amount of any unusual or non-recurring charges, operating expenses directly attributable to the implementation of cost savings initiatives and executive employment agreements, severance costs, relocation costs (including duplicative running costs), integration costs and facilities’ opening costs, signing costs (other than in connection with onboarding advisors), retention or completion bonuses (other than in connection with onboarding advisors) and transition costs (other than in connection with onboarding advisors) and costs related to closure and/or consolidation of facilities and other business optimization expenses and reserves, in each case, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; provided, that the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (g) shall not (i) exceed 25.0% of Consolidated EBITDA for such Test Period (before giving effect to this clause (g)) or (ii) be duplicative of one another; plus

(h)            pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, and other synergies related to mergers, business combinations, acquisitions, investments, dispositions and other similar transactions, or related to restructuring initiatives, cost savings initiatives and other initiatives and projected by the Company in good faith to result from actions that have been taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (in each case, in the good faith determination of the Company), in any such case, during the period through the eight full fiscal quarters after the date of consummation of such merger, business combination, acquisition, investment, disposition or other similar transaction or the initiation of such restructuring initiative, cost savings initiative or other initiatives; provided that, for the purpose of this clause (h), (A) any such adjustments shall be added to Consolidated EBITDA until fully realized and shall be calculated on a pro forma basis as though such adjustments had been realized on the first day of the relevant four-quarter period, and shall be calculated net of the amount of actual benefits realized from such actions, (B) any such adjustments shall be reasonably identifiable, (C) no such adjustments shall be added pursuant to this clause (h) to the extent duplicative of any items related to adjustments included in the definition of Consolidated Net Income, Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio or clause (d) above and (D) “run rate” shall mean the full recurring benefit that is associated with any such action; plus

(i)             Receivables Fees and the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(j)             any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or share option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are deducted (and not added back) in computing Consolidated Net Income, funded with cash contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of Section 4.07(a); plus

(k)            cash received in respect of acquired contingent commission revenue in such period, to the extent such revenue does not constitute Consolidated Net Income in such period; provided that if such revenue later constitutes Consolidated Net Income in a subsequent period, it will reduce Consolidated EBITDA in such period to the extent such revenue so constitutes Consolidated Net income; plus

(l)             cash receipts (or any netting arrangements resulting in reduced cash expenditures) not otherwise included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m)           extraordinary, unusual or non-recurring cash charges and losses incurred or recognized; plus

(n)            unrealized losses relating to mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830 or any similar accounting standard; plus

(o)            non-cash losses and expenses resulting from fair value accounting (as permitted by Accounting Standard Codification Topic No. 825-10-25—Fair Value Option or any similar accounting standard); plus

(p)            one-time deal advisory, financing, legal, accounting, and consulting cash expenses incurred by the Company and its Restricted Subsidiaries in connection with any the making of any Investments; plus

(q)            any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, any non-cash deemed finance charges in respect of any pension liabilities, the curtailment or modification of pension and post-retirement employee benefit plans (including settlement of pension liabilities), and any other items of a similar nature; plus (or minus, as applicable);

(r)             in respect of any Hedging Obligations that are terminated (or early extinguished) prior to the stated settlement date, any loss (or gain, as applicable ) reflected in Consolidated Net Income in or following the quarter in which such termination or early extinguishment occurs; and

(2)            decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of any accrual of, or cash reserve for, anticipated cash items that reduced Consolidated EBITDA in any prior period.

“Consolidated Interest Expense” means, with respect to any Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

(1)           the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including (a) the accretion or amortization of original issue discount resulting from the incurrence of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (c) the interest component of Capitalized Lease Obligations, and (d) net payments, if any, made (less net payments, if any, received) pursuant to obligations under Hedging Agreements for Indebtedness, but in any event excluding:

(i)             amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses,

(ii)            any expenses resulting from discounting of Indebtedness in connection with the application of recapitalization accounting or purchase accounting,

(iii)           penalties or interest related to taxes and any other amounts of non-cash interest resulting from the effects of the acquisition method of accounting or pushdown accounting,

(iv)           any accretion or accrual of, or accrued interest on, discounted liabilities not constituting Indebtedness during such period,

(v)            non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging,

(vi)           any one-time cash costs associated with breakage in respect of Hedging Agreements for interest rates,

(vii)          any interest in respect of items excluded from Indebtedness in the last proviso to the definition thereof,

(viii)         all additional interest or liquidated damages then owing pursuant to any registration rights agreement and any comparable “additional interest” or liquidated damages with respect to other securities designed to compensate the holders thereof for a failure to publicly register such securities,

(ix)            expensing of bridge, arrangement, structuring, commitment or other financing fees,

(x)             any prepayment, redemption, repurchase, defeasance or similar premium, penalty or inducement or other loss in connection with the early repayment or the modification of Indebtedness paid or payable during such period, and

(xi)            Receivables Fees, commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and on an after-tax basis to the extent appropriate, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(1)           any extraordinary, unusual or nonrecurring gains, losses or expenses, Public Company Costs, severance costs, relocation costs, integration costs, opening, consolidation and closing costs for facilities, signing, retention and completion bonuses, transition costs (other than signing, retention and completion bonuses or transition costs in connection with onboarding advisors) and restructuring charges, accruals or reserves and related charges (including restructuring costs related to acquisitions prior to and after the Issue Date) shall be excluded;

(2)           the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3)           any net gains or losses realized on disposed or abandoned operations or on the sale or other disposition of any Capital Stock of any Person shall be excluded;

(4)           any net gains or losses realized attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded;

(5)           the Net Income for such period of any Person that is not the Company or a Restricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6)           any income (loss) (less all fees and expenses or charges related thereto) from the purchase, acquisition, early extinguishment, conversion or cancellation of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded;

(7)           any impairment charge, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, investments in debt and equity securities, the amortization of intangibles, and the effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates), shall be excluded;

(8)           any (i) non-cash compensation expense recorded from grants of stock appreciation or similar rights, profits interests, stock options, restricted stock or other rights or equity incentive programs and any non-cash charges associated with the rollover, acceleration or payout of Capital Stock or options with respect thereto by, or to, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries, (ii) income (loss) attributable to deferred compensation plans or trusts, and (iii) any expense in respect of payments made to option holders or holders of profits interests of the Company in connection with, or as a result of, any distribution being made to equityholders of the Company, which payments are being made to compensate such option holders or holders of profits interests as though they were equityholders at the time of, and entitled to share in, such distribution (to the extent such distribution to equityholders is excluded from Consolidated Net Income), shall be excluded;

(9)            any fees and expenses (including any commissions or discounts) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, Change of Control, issuance, incurrence, redemption, defeasance, repurchase, or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Notes and other securities and the syndication and incurrence of any Credit Facilities), issuance of Equity Interests, refinancing transaction or amendment, supplement or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed and/or not successful) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(10)          accruals and reserves that are established within twelve months after the closing of any acquisition in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, whether effected through a cumulative effect adjustment, restatement or a retroactive application in accordance with GAAP shall be excluded;

(11)          the effects from applying purchase accounting, including applying recapitalization or purchase accounting to inventory, property and equipment, software, goodwill and other intangible assets, in-process research and development, post-employment benefits, deferred revenue and debt-like items required or permitted by GAAP (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of any consummated acquisitions, or the amortization or write-off of any amounts thereof, shall be excluded;

(12)          any foreign exchange gains or losses resulting from the impact of foreign currency changes on the valuation of assets and liabilities on the consolidated balance sheet of the Company shall be excluded;

(13)          the amount of any cash tax benefits related to the tax amortization of intangible assets in such period shall be included;

(14)          amounts paid or reserved in connection with earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments in connection with any acquisition of a business or Person shall be excluded;

(15)          proceeds received from business interruption insurance (to the extent not reflected as revenue or income in Net Income and to the extent that the related loss was deducted in the determination of Net Income), shall be included;

(16)          charges, losses, lost profits, expenses or write-offs to the extent indemnified, reimbursed or insured by a third party, in each case, to the extent that indemnification, reimbursement or insurance coverage has not been denied, the Company in good faith believes that such amounts are recoverable from such indemnitors, reimbursers or insurers, and so long as such amounts are actually reimbursed to the Company and the Restricted Subsidiaries in cash within 365 days after the related amount is first added to Consolidated Net Income pursuant to this clause (16) (and if not so reimbursed within 365 days, such amount shall be deducted from Consolidated Net Income during the next measurement period), shall be excluded;

(17)          any non-cash expenses, accruals, reserves or income related to adjustments to historical tax exposures shall be excluded; provided that if any such non-cash items represent an accrual or reserve for cash payments in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period, but only to the extent of such non-cash expense, accrual or reserve excluded pursuant to this clause (17);

(18)            any non-cash gain or loss attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such gain or loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging), shall be excluded; and

(19)            any gain or loss relating to Hedging Obligations associated with transactions realized in the current period that has been reflected in Net Income in prior periods and excluded from or included in, as applicable, Consolidated Net Income pursuant to the preceding clause (18) shall be included.

Notwithstanding the foregoing, for the purpose of Section 4.07 only (other than clause (3)(d) of Section 4.07(a)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of the Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary, any distribution or dividend from an Unrestricted Subsidiary or the sale or transfer of assets from an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of Section 4.07(a).

“Consolidated Secured Debt Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries (other than Hedging Obligations) that is secured by Liens on any assets or property of the Company and its Restricted Subsidiaries, as of the end of the most recent Test Period immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Consolidated EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness (including as to the incurrence, retirement or extinguishment of Indebtedness and the treatment of revolving credit facilities) and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Assets” means the total assets of the Company and the Restricted Subsidiaries on a consolidated basis, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries (other than Hedging Obligations) as of the end of the most recent Test Period immediately preceding the date on which such event for which such calculation is being made to (2) the Consolidated EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness (including as to the incurrence, retirement or extinguishment of Indebtedness and the treatment of revolving credit facilities) and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments plus, to the extent not otherwise included therein, the aggregate undrawn amount of outstanding Designated Revolving Commitments (as defined within the definition of Fixed Charge Coverage Ratio) with respect to any revolving credit Indebtedness that the Company has made an election to include in any pro forma calculation as provided in the definition of Fixed Charge Coverage Ratio, plus (2) the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in the case of clauses (1) and (2) above, determined on a consolidated basis in accordance with GAAP and excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities (except the Designated Revolving Commitments to the extent included pursuant to clause (1) above) and letters of credit, and all obligations relating to any Receivables Facility, minus (3) unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Indebtedness shall not include Indebtedness in respect of (A) any letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn letters of credit which have not been reimbursed within five Business Days and (B) Hedging Obligations. The U.S. Dollar Equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. Dollar Equivalent principal amount of such Indebtedness. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)            to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)            to advance or supply funds:

(a)            for the purchase or payment of any such primary obligation; or

(b)            to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)            to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.01 or such other address as to which the Trustee may designate from time to time by notice to the Holders and the Company.

“Credit Facilities” means, with respect to the Company or any of the Restricted Subsidiaries, one or more debt facilities, including the New Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities, note purchase agreements, agreements or indentures) providing for revolving credit loans, term loans, letters of credit, bank guarantees, notes, debt securities or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures, credit facilities, commercial paper facilities, debt facilities, debt securities, note purchase agreements, agreements or other financing arrangements that exchange, replace, refund, refinance, extend, renew, restate, amend, supplement or modify any part of the loans, notes, credit facilities, debt securities, commitments or other obligations thereunder, including any such exchange, replacement, refunding, refinancing, extended, renewed, restated, amended, supplemented or modified facility, indenture, note purchase agreement, agreement or arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, purchasers or other holders, initial purchasers or underwriters.

“Custodian” means the Trustee, as custodian with respect to the Global Notes or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c), substantially in the form of Exhibit A except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Global Notes, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of consideration that is not deemed to be Cash Equivalents and that is received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any Parent Entity (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company or the applicable Parent Entity, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 4.07(a).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Capital Stock of such Person that would not otherwise constitute Disqualified Stock) pursuant to a sinking fund obligation or otherwise, other than solely as a result of a change of control, asset sale event or casualty or condemnation event or (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock of such Person that would not otherwise constitute Disqualified Stock) other than solely as a result of a change of control, asset sale or casualty or condemnation event, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or their respective Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its respective Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common equity or Preferred Stock of the Company or any Parent Entity (excluding Disqualified Stock), other than:

(1)            public offerings with respect to the Company’s or any Parent Entity’s common stock registered on Form S-8;

(2)            issuances to any Subsidiary of the Company; and

(3)            any such public or private sale that constitutes an Excluded Contribution.

“Escrowed Proceeds” means (1) the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence, (2) any additional funds deposited from time to time to fund interest, any mandatory redemption or sinking fund payments and any other amounts on, or with respect to, such debt securities or other Indebtedness, (3) any investments in such escrow account and the proceeds thereof and (4) all interest or other income earned on the amounts held in escrow or from such investments, in each case, pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, the fair market value of marketable securities or Qualified Proceeds received by the Company from:

(1)            contributions to its common equity capital, and

(2)            the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of Section 4.07(a).

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any Test Period, the ratio of Consolidated EBITDA of such Person for such Test Period to the Fixed Charges of such Person for such Test Period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable Test Period; provided that whenever pro forma effect is to be given to the incurrence of revolving credit Indebtedness under Section 4.09(a) or clause (1) of Section 4.09(b), the pro forma calculation may, at the Company’s election, be determined by treating the maximum committed amount of such revolving credit Indebtedness (such maximum committed amount, the “Designated Revolving Commitments”) as having been incurred on the date of such calculation, whether or not such amount has actually been drawn upon, and, if such election has been made, (i) subsequent borrowings and reborrowings of such revolving credit Indebtedness, up to the maximum committed amount, shall not be deemed additional incurrences of Indebtedness requiring calculations under this definition or under Section 4.09(a) or clause (1) of Section 4.09(b) (but subsequent borrowings in connection with increases in such maximum committed amount shall require calculations under this definition and Section 4.09(a) or clause (1) of Section 4.09(b), as applicable, or shall otherwise comply with Section 4.09) and (ii) for purposes of subsequent calculations under this definition or under Section 4.09(a) or clause (1) of Section 4.09(b), the aggregate undrawn amount of outstanding Designated Revolving Commitments on the date of any such calculation shall be deemed to be outstanding throughout such period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) and operational changes that have been made by the Company or any of the Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such pro forma events (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of the Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, disposed operation or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, disposed operation or operational change had occurred at the beginning of the applicable four-quarter period; provided that, for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition has been entered into as discontinued operations, the Consolidated EBITDA of such Person or business shall not be excluded pursuant to this paragraph until such disposition shall have been consummated.

For purposes of this definition, whenever pro forma effect is to be given to a pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company, and may include, for the avoidance of doubt, pro forma “run rate” cost savings, operating expense reductions, and other synergies related to the pro forma event, projected by the Company in good faith to result from actions that have been taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (in each case, in the good faith determination of the Company), in any such case, within eight full fiscal quarters after the date of such pro forma event; provided that, for the purpose of this paragraph, (A) any such adjustments shall be calculated on a pro forma basis as though such adjustments had been realized on the first day of the relevant four-quarter period, and shall be calculated net of the amount of actual benefits realized from such actions, (B) any such adjustments shall be reasonably identifiable and (C) “run rate” shall mean the full recurring benefit that is associated with any such action.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). To the extent interest expense generated by Hedging Obligations that have been terminated prior to the Fixed Charge Coverage Ratio Calculation Date is included in Consolidated Interest Expense, Consolidated Interest Expense shall be adjusted to exclude such expense. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include, without limitation, adjustments calculated in accordance with Regulation S-X under the Securities Act.

“First Issue” means the $500,000,000 aggregate principal amount of Notes sold pursuant to that certain Purchase Agreement, dated September 28, 2021, by and among the Company, the Guarantors party thereto and J.P. Morgan Securities LLC as representative of the several Initial Purchasers listed in Schedule 1 thereto.

“Fixed Charges” means, with respect to any Person for any period, the sum (without duplication) of:

(1)            Consolidated Interest Expense of such Person for such period;

(2)            all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3)            all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not a Domestic Subsidiary and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means (1) generally accepted accounting principles in the United States as in effect on the date of any calculation or determination required hereunder or (2) if elected by the Company by written notice to the Trustee in connection with the delivery of financial statements and information, the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standard Board, as in effect on the first date of the period for which the Company is making such election; provided that (a) any such election once made shall be irrevocable, (b) all financial statements and reports required to be provided after such election pursuant to this Indenture shall be prepared on the basis of IFRS, (c) from and after such election, all ratios, computations and other determinations based on GAAP contained in this Indenture shall be computed in conformity with IFRS, and (d) in connection with the delivery of financial statements (x) for any of its first three financial quarters of any financial year, it shall restate its consolidated interim financial statements for such interim financial period and the comparable period in the prior year to the extent previously prepared in accordance with GAAP and (y) for delivery of audited financial information, it shall provide consolidated historical financial statements prepared in accordance with IFRS for the prior most recent fiscal year to the extent previously prepared in accordance with GAAP. Notwithstanding the foregoing, unless otherwise stated herein, all ratios, baskets and calculations based on GAAP or terms determined in accordance with GAAP in this Indenture shall be computed in accordance with GAAP as in effect on the Issue Date (or IFRS as of the date of such election above) or, if elected by the Company by written notice to the Trustee on one or more occasions after the Issue Date, GAAP (or IFRS) as in effect on the date of such notice and any such election shall be irrevocable. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Global Note Legend” means the legend set forth in Section 2.06(f)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A, issued in accordance with Section 2.01, 2.06(b) or 2.06(d).

“Government Securities” means securities that are:

(1)            direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)            obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Company’s Obligations under this Indenture and the Notes.

“Guarantor” means each Subsidiary of the Company that executes this Indenture as a Guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Notes in accordance with the terms of this Indenture.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedging Agreements.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counterparty to such Hedging Obligations.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary that, (a) as of the last date of the most recent fiscal quarter of the Company for which financial statements have been delivered, accounts for less than 5% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries and less than 5% of the Consolidated EBITDA of the Company and its Restricted Subsidiaries on a consolidated basis, in each case, as measured as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered and (b) does not, directly or indirectly, hold Equity Interests in any Restricted Subsidiary that is not an Immaterial Subsidiary as of such date; provided that if, as of the last date of the most recent fiscal quarter of the Company for which financial statements have been delivered, the aggregate amount of Consolidated Total Assets or net sales attributable to all Restricted Subsidiaries that are Immaterial Subsidiaries exceeds 10% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries or 10% of the Consolidated EBITDA of the Company and its Restricted Subsidiaries on a consolidated basis, then a sufficient number of Restricted Subsidiaries shall be designated by the Company to eliminate such excess, and such designated Restricted Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Indenture.

“IFRS” has the meaning specified in the definition of “GAAP”.

“Immediate Family Members” means with respect to any individual, such individual’s estate, heirs, legatees, distributees, child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any person sharing the individual’s household (other than a tenant or employee) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1)            any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)            in respect of borrowed money;

(b)            evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)            representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable; or

(d)            representing any net Hedging Obligations;

if and to the extent that any of the foregoing indebtedness in clauses (a) through (d) (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any Parent Entity appearing upon the balance sheet of the Company solely by reason of push-down accounting under GAAP shall be excluded;

(2)            to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) above of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)            to the extent not otherwise included, the obligations of the type referred to in clause (1) above of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of such Indebtedness will be the lesser of: (a) the fair market value of such assets at such date of determination, (b) the amount of such Indebtedness of such other Person and (c) the maximum amount of such Indebtedness for which such Person could be liable;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under a Receivables Facility, straight line leases, operating leases or Sale and Lease Back Transactions (except any resulting Capitalized Lease Obligations); provided further that Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing appointed by the Company that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals to this Indenture. For the avoidance of doubt, the Initial Notes includes both the First Issue and the Second Issue.

“Initial Purchasers” means, as the context of this Indenture requires, (a) with respect to the First Issue, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Truist Securities, Inc., RBC Capital Markets, LLC, Citizens Capital Markets, Inc., MUFG Securities Americas Inc., BMO Capital Markets Corp., Capital One Securities, Inc., Fifth Third Securities, Inc., KeyBanc Capital Markets Inc., TD Securities (USA) LLC, Huntington Securities LLC, Regions Securities LLC and Bancroft Capital LLC, and (b) with respect to the Second Issue, J.P. Morgan Securities LLC and Raymond James & Associates, Inc.

“Interest Payment Date” means October 1 and April 1 of each year to stated maturity.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means

(1)            securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)            debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries,

(3)            investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) of this definition which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4)            corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, managers, members of management, independent contractors and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property or (unless in the ordinary course of business of such Person) purchases or other acquisitions for consideration of assets of any other Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07:

(1)            “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)            the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b)            the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)            any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by (i) any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a Restricted Subsidiary in respect of such Investment and (ii) with respect to any loan or advance that by the terms of the original agreement entered into at the time of extension of such loan or advance provides for forgiveness of the obligations thereunder, amounts forgiven in respect of such investment.

“Issue Date” means October 8, 2021.

“Issuer Order” means a written request or order signed on behalf of the Company by an Officer of the Company and delivered to the Trustee.

“LCT Test Date” means the date specified in the LCT Election; provided that (a) with respect to any prepayment of Indebtedness or any Restricted Payment, such date shall be the date of the irrevocable prepayment notice and (b) with respect to all other Limited Condition Transactions, such date shall be the date of the definitive agreements for such Limited Condition Transaction.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise) whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (3) any Restricted Payment requiring irrevocable notice in advance thereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds and the fair market value of any Cash Equivalents received by the Company or any of the Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, all dividends, distributions or other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of any such Asset Sale by a Restricted Subsidiary, the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or paid or payable by the Company or any Restricted Subsidiary, in either case, in respect of such Asset Sale, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable (including distributions described in clause 13(b) of Section 4.07(b)) as a result thereof or any transactions occurring or deemed to occur to effectuate a payment pursuant to this Indenture (including taxes that are or would be imposed on the distribution or repatriation of any such Net Proceeds, and after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or amounts required to be applied to the repayment of Indebtedness of a Restricted Subsidiary required (other than required by clause (1) of Section 4.10(b)) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transactions and any deduction of appropriate amounts to be provided by the Company or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Credit Agreement” means the Credit Facility under the credit agreement dated as of the Issue Date by and among the Company, as borrower, certain subsidiaries of the Company, as guarantors, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, together with the related documents thereto, including, in each case, any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (as the same may be in effect from time to time) and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, exchanges or refinancings thereof (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise) and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, exchange or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, exchange or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09(b)).

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Notes (including the Initial Notes) authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that are actually issued.

“Notes Documents” means this Indenture and the Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means, as the context of this Indenture requires, (a) the offering memorandum, dated September 28, 2021, relating to the offer and sale of the First Issue and (b) the offering memorandum, dated October 4, 2021, relating to the offer and sale of the Second Issue.

“Officer” means the Chief Executive Officer, the Vice Chairman, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary of the Company or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company or on behalf of any other Person, as the case may be, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion (which opinion may be subject to customary assumptions and exclusions) from legal counsel who may be an employee of or counsel to the Company, or other counsel who is reasonably acceptable to the Trustee.

“Parent Entity” means any Person that is a direct or indirect parent of the Company.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of the Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.10.

“Permitted Investments” means:

(1)            any Investment in the Company or any of the Restricted Subsidiaries;

(2)           any Investment in cash or Cash Equivalents or Investment Grade Securities;

(3)           any Investment by the Company or any of the Restricted Subsidiaries in (i) assets of a Person that is engaged in a Similar Business or (ii) a Person that is engaged in a Similar Business if, in the case of this clause (ii), as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary; or

(b)          such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(4)         any Investment in securities, including earn-outs, or other assets not constituting cash or Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of Section 4.10 or any other disposition of assets not constituting an Asset Sale;

(5)         any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date, or an Investment consisting of any extension, modification, replacement, reinvestment or renewal of any such Investment existing on the Issue Date or binding commitment in effect on the Issue Date; provided that the amount of any such Investment or binding commitment may be increased in such extension, modification, replacement, reinvestment or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(6)           any Investment acquired by the Company or any of the Restricted Subsidiaries:

(a)          in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b)           in satisfaction of judgments against other Persons;

(c)           as a result of a foreclosure by the Company or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(d)          received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes with Persons that are not Affiliates;

(7)           Hedging Obligations permitted under clause (10)(x) of Section 4.09(b);

(8)         any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (x) $180,000,000 and (y) 45% of Consolidated EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (8) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (8);

(9)            Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company or any Parent Entity; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 4.07(a);

(10)         guarantees of Indebtedness permitted under Section 4.09, performance guarantees and Contingent Obligations incurred in the ordinary course of business and the creation of Liens on the assets of the Company or any Restricted Subsidiary in compliance with Section 4.12;

(11)       any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 4.11(b) (except transactions described in clauses (2), (4), (7), (10) and (12) of Section 4.11(b));

(12)        Investments consisting of extensions of trade credit, purchases and acquisitions of assets (including inventory, supplies, material, equipment or intellectual property), the lease of any asset or the licensing, sublicensing, or contribution of intellectual property (including such actions made pursuant to joint marketing arrangements with other Persons), in each case in the ordinary course of business;

(13)       additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $170,000,000 and (y) 65.0% of Consolidated EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13);

(14)        Investments relating to a Receivables Subsidiary that, in the good faith determination of the Company are necessary or advisable to effect any Receivables Facility or any repurchase obligation in connection therewith;

(15)        loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, managers, members of management, independent contractors and consultants not in excess in excess of the greater of (x) $12,500,000 and (y) 5% of Consolidated EBITDA in the aggregate at any one time outstanding;

(16)        loans and advances to employees, directors, officers, managers, members of management, independent contractors and consultants for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or to fund such Person’s purchase of Equity Interests of the Company or any Parent Entity and any taxes resulting from such purchase;

(17)        Investments made to acquire, purchase, repurchase, redeem or retire Capital Stock of the Company or any Parent Entity thereof owned by any employee equity ownership plan or key employee ownership plan of the Company or any Parent Entity;

(18)         Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(19)         repurchases of Notes;

(20)        Investments in the ordinary course of business consisting of Uniform Commercial Code (or equivalent statutes) Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(21)         Investments in Indebtedness under the New Credit Agreement to the extent permitted by the terms thereof;

(22)         Investments of assets related to non-qualified deferred payment plans;

(23)        Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(24)        Investments consisting of loans and advances to any Parent Entity in connection with the reimbursement of expenses incurred on behalf of the Company and its Restricted Subsidiaries in the ordinary course of business;

(25)        contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company or any of its Restricted Subsidiaries;

(26)       any Investment in Unrestricted Subsidiaries or joint ventures in connection with intercompany cash management arrangements or related activities in the ordinary course of business;

(27)       Investments in Unrestricted Subsidiaries or joint ventures of the Company or any of its Restricted Subsidiaries, taken together with all other Investments made pursuant to this clause (27) that are at the time outstanding, not to exceed the greater of (x) $100,000,000 and 37.5% of Consolidated EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (27) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (27);

(28)       Guarantees by the Company or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(29)        Investments by any Captive Insurance Subsidiary made in the ordinary course of its business;

(30)       Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(31)         Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event;

(32)         Investments arising as a result of Permitted Sale and Lease-Back Transaction;

(33)         additional Investments; provided that on a pro forma basis after giving effect to such Investments the Consolidated Total Debt Ratio would be equal to or less than 3.75 to 1.00; and

(34)         Investments consisting of the purchase or acquisition of securities from customers as a result of legal proceedings or regulatory requirements or settlements in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1)           Liens incurred or pledges, deposits or security made in connection with workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts, including government or trade contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(2)           Liens imposed by law or regulation, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, contractors’, suppliers of materials’, architects’ Liens and other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)           Liens for taxes, assessments or other governmental charges (i) that are not yet due or overdue by more than 30 days, (ii) that are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or (iii) with respect to which the Company determines in good faith that the failure to make payment could not reasonably be expected to have a material adverse effect on the Company or its Restricted Subsidiaries, as a whole;

(4)            Liens in favor of the issuers of performance, surety, bid, indemnity, warranty, release, customs, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances and completion guarantees provided for, in each case issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)            survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, drains, sewers, exceptions or irregularities in title, encroachments, protrusions or other similar charges, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building code, entitlement, land-use, or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(6)            Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (12), (13), (14) or (18) of Section 4.09(b); provided that (a) Liens securing Indebtedness permitted to be incurred pursuant to such clause (4) extend only to the assets purchased, leased, constructed, repaired, expanded, installed or improved (together with any replacements thereof, additions and accessions thereto) with the proceeds of such Indebtedness, Disqualified Stock or Preferred Stock or that are the subject of the Capitalized Lease Obligation, as applicable, and the proceeds and products thereof; (b) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (13) relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets that secured the Indebtedness being refinanced, plus improvements, accessions, proceeds or dividends or distributions in respect thereof or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred under clauses (3) (solely to the extent such Indebtedness was secured by a Lien prior to such refinancing), (4) or (12) (solely to the extent such Indebtedness was secured by a Lien prior to such refinancing) of Section 4.09(b), (c) Liens under this clause (6) securing Indebtedness permitted to be incurred pursuant to clause (14) shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and replacements of any thereof) acquired, or of any Person acquired or merged or consolidated with or into the Company or any Restricted Subsidiary, in any transaction to which such Indebtedness relates and (d) Liens securing Indebtedness permitted to be incurred pursuant to such clause (18) extend only to the assets of Restricted Subsidiaries that are not Guarantors;

(7)            Liens existing on the Issue Date (including Liens incurred in connection with the New Credit Agreement);

(8)            Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any of the Restricted Subsidiaries (other than after-acquired property that is (a) affixed or incorporated into the property covered by such Lien, (b) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (c) the proceeds and products thereof);

(9)            Liens on property or other assets at the time the Company or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any of the Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation; provided further, however, that the Liens may not extend to any other property owned by the Company or any of the Restricted Subsidiaries;

(10)          Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Guarantor permitted to be incurred in accordance with Section 4.09;

(11)          Liens securing Hedging Obligations and obligations with respect to Bank Products; provided that with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is permitted under this Indenture;

(12)          Liens on specific items of inventory or other goods and proceeds thereof securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)          leases, subleases, licenses or sublicenses (including of intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(14)          Liens arising from Uniform Commercial Code (or equivalent statute) financing statement, or other applicable personal property security registry financing statements or similar filings regarding operating leases or consignments entered into by the Company and the Restricted Subsidiaries in the ordinary course of business;

(15)          Liens in favor of the Company or any Guarantor;

(16)          Liens on vehicles or equipment of the Company or any of the Restricted Subsidiaries granted in the ordinary course of business;

(17)          Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18)         Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), this clause (18) and clause (40); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property, including after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof) and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), this clause (18) and clause (40) at the time the original Lien became a Permitted Lien under this Indenture, and (y) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees or similar fees) and premiums (including tender premiums), penalties or similar amounts and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(19)         deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(20)         other Liens securing Indebtedness which Indebtedness does not exceed at any one time outstanding the greater of $100,000,000 and 37.5% of Consolidated EBITDA at the time of any incurrence of such Indebtedness;

(21)         Liens securing judgments, decrees or awards for the payment of money not constituting an Event of Default under clause (5) under Section 6.01(a);

(22)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23)         Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24)         Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25)         Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)          Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Company or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Company or any of the Restricted Subsidiaries in the ordinary course of business;

(27)          Liens securing Obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be incurred pursuant to clause (1) of Section 4.09(b);

(28)         Liens securing Obligations owed by the Company or any Restricted Subsidiary to any lender, agent or arranger under the Credit Facilities or any Affiliate of such a lender, agent or arranger in respect of any Hedging Obligations or Bank Products;

(29)          any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30)          Liens solely on any earnest money deposits of cash or Cash Equivalents made by the Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(31)         Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(32)          Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(33)         Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(34)         any Lien, interest or title in favor of a lessor, sublessor or licensor or sublicensor, or secured by such lessor’s, sublessor’s, licensor’s or sublicensor’s interest (other than in respect of a Capitalized Lease Obligation);

(35)         all rights of expropriation, access or use or other similar right conferred by or reserved by any federal, state or municipal authority or agency;

(36)          Liens (i) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment, or (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 4.10, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(37)          Liens in connection with a Permitted Sale and Lease-Back Transaction;

(38)          Liens on cash and Cash Equivalents used to (i) satisfy or discharge Indebtedness in favor of the holders, trustee, agent or other representative for the holders of such Indebtedness; provided that such satisfaction and discharge is permitted hereunder or (ii) secure obligations of the Company or any Restricted Subsidiary in respect of ordinary course cash management arrangements;

(39)          Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the ordinary conduct of the business of the Company or any Restricted Subsidiary; provided that such liens do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(40)         Liens securing Obligations in respect of Indebtedness permitted to be incurred pursuant to Section 4.09; provided, however, that, at the time of incurrence of such Indebtedness secured under this clause (40) and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.00 to 1.00;

(41)         Liens on cash and Cash Equivalents that are earmarked to be used to defease, redeem, satisfy or discharge Indebtedness; provided that (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be defeased, redeemed, satisfied or discharged, (b) such Liens extend solely to such cash and/or Cash Equivalents (and any interest or other income thereon) and the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be defeased, redeemed, satisfied or discharged and (c) the defeasance, redemption, satisfaction or discharge of such Indebtedness is not prohibited under this Indenture;

(42)         Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, trustee, escrow agent or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose; and

(43)         Liens on any funds or securities held in escrow accounts established for the purpose of holding proceeds from issuances of debt securities by the Company or any of its Restricted Subsidiaries issued after the Issue Date, together with any additional funds required in order to fund any mandatory redemption or sinking fund payment on such debt securities within 360 days of their issuance; provided that such Liens do not extend to any assets other than such proceeds and such additional funds.

For purposes of determining compliance with this definition, (A) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and of any other available exemption and, in the event that Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition and (B) availability and utilization of any category of financial ratio based exceptions, thresholds and baskets shall first be calculated without giving effect to amounts to be utilized under any other category of exceptions, thresholds and baskets at such time of determination (including at the time of any initial division and classification and any later re-divisions and reclassifications) and thereafter, availability and utilization of any category of exceptions, thresholds and baskets that are not financial ratio based shall be calculated.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Sale and Lease-Back Transaction” means any Sale and Lease-Back Transaction that the Company elects, on or prior to the date of closing thereof, to treat as an “Asset Sale.”

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(i) to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Public Company Costs” means costs relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees related to the foregoing.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Proceeds” means assets that are used or useful in, or the fair market value of Capital Stock of any Person engaged in, a Similar Business.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of the Restricted Subsidiaries sells its accounts receivable to either (1) a Person that is not a Restricted Subsidiary or (2) a Restricted Subsidiary or Receivables Subsidiary that in turn funds such purchase by selling its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Record Date” for the interest, if any, payable on any applicable Interest Payment Date means September 15 or March 15, as applicable (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Private Placement Legend, Global Note Legend, the Regulation S Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Regulation S; provided that any such Regulation S Global Note shall be deemed to be a “temporary global security” for purpose of Rule 904 under Regulation S until the expiration of the Restricted Period.

“Regulation S Global Note Legend” means the legend set forth in Section 2.06(f)(iii).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, who shall have direct responsibility for the administration of this Indenture or any officer of the Trustee to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in respect of any Note issued under Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Note.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary of the Company; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Issue” means the $100,000,000 aggregate principal amount of Notes sold pursuant to that certain Purchase Agreement, dated October 4, 2021, by and among the Company, the Guarantors party thereto and J.P. Morgan Securities LLC as representative of the several Initial Purchasers listed in Schedule 1 thereto.

“Secured Indebtedness” means any Indebtedness of the Company or any of the Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Indebtedness” means:

(1)           all Indebtedness of the Company or any Guarantor outstanding under the New Credit Agreement, (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Company or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Company or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)           all (x) Hedging Obligations (and guarantees thereof) and (y) obligations in respect of Bank Products (and guarantees thereof) owing to a Bank Lender or any of its Affiliates (or any Person that was a Bank Lender or an Affiliate of such Bank Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided that such Hedging Obligations and obligations in respect of Bank Products, as the case may be, are permitted to be incurred under the terms of this Indenture;

(3)           any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4)           all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a)           any obligation of such Person to the Company or any of its Subsidiaries;

(b)           any liability for federal, state, local or other taxes owed or owing by such Person;

(c)           any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)           any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e)           that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (1) any business conducted or proposed to be conducted by the Company and/or the Restricted Subsidiaries on the Issue Date, and any reasonable extension thereof, or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged or propose to be engaged on the Issue Date.

“Subordinated Indebtedness” means, with respect to the Notes,

(1)           any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes, and

(2)           any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1)           any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)           any partnership, joint venture, limited liability company or similar entity of which

(x)            more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)            such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Test Period” means, for any determination under this Indenture, the most recent period of four consecutive fiscal quarters of the Company for which internal financial statements are available.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to October 1, 2024; provided, however, that if the period from such Redemption Date to October 1, 2024 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to October 1, 2024 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trustee” means Wells Fargo Bank, National Association, a national banking association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time. Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York Uniform Commercial Code.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1)           any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2)           any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Restricted Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1)           such designation complies with Section 4.07; and

(2)           each of:

(a)            the Subsidiary to be so designated; and

(b)            its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary (other than Equity Interests in the Unrestricted Subsidiary).

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1)           the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); or

(2)           the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)           the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)           the sum of all such payments.

“Wholly-Owned Domestic Subsidiary” of any Person means a Domestic Subsidiary of such Person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02           Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10(b)
“Advance Portion”	4.10(c)
“Advance Offer”	4.10(c)
“Affiliate Transaction”	4.11(a)
“Asset Sale Offer”	4.10(c)
“Authentication Order”	2.02
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)(2)
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01(a)
“Excess Proceeds”	4.10(c)
“Excess Proceeds Threshold”	4.10(c)
“incur” and “incurrence”	4.09(a)
“Initial Lien”	4.12
“Legal Defeasance”	8.02
“Note Register”	2.03
“Offer Amount”	3.09(b)
“Offer Period”	3.09(b)
“Pari Passu Indebtedness”	4.10(c)
“Paying Agent”	2.03
“Purchase Date”	3.09(b)
“Redemption Date”	3.01
“refinance,” “refinances,” “refinanced” and “refinancing”	4.09(b)(13)
“Refinancing Indebtedness”	4.09(b)(13)
“Refunding Capital Stock”	4.07(b)(2)
“Registrar”	2.03
“Restricted Payments”	4.07(a)
“Second Commitment”	4.10(b)
“Successor Company”	5.01(a)(1)
“Successor Person”	5.01(c)(1)(A)
“Suspended Covenants”	4.16(a)
“Suspension Period”	4.16(c)
“Treasury Capital Stock”	4.07(b)(2)(a)

Section 1.03           Rules of Construction.

Unless the context otherwise requires:

(a)           a term has the meaning assigned to it;

(b)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)           “or” is not exclusive;

(d)           words in the singular include the plural, and in the plural include the singular;

(e)           “will” shall be interpreted to express a command;

(f)            provisions apply to successive events and transactions;

(g)           references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h)            unless the context otherwise requires, any reference to an “Article,” “Section,” “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture;

(i)            the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(j)            “including” means including without limitation; and

(k)           in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

Section 1.04           Acts of Holders.

(a)           Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.04.

(b)           The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him or her the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)           The ownership of Notes shall be proved by the Note Register.

(d)           Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e)           The Company may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)            Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.04(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g)           Without limiting the generality of the foregoing, a Holder, including the Depositary which is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and the Depositary may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(h)           The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by the Depositary entitled under the Applicable Procedures to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 120 days after such record date.

Section 1.05           Limited Condition Transactions

Notwithstanding anything to the contrary herein, when (a) calculating any applicable ratio, basket, Consolidated Total Assets, Fixed Charges, Consolidated Net Income or Consolidated EBITDA in connection with the incurrence of Indebtedness, the issuance of Disqualified Stock or Preferred Stock, the creation of Liens, the making of any Asset Sale, the making of an Investment, the making of a Restricted Payment or the designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or (b) determining compliance with any provision of this Indenture which requires that no Default or Event of Default has occurred, is continuing or would result therefrom, in each case in connection with a Limited Condition Transaction, the date of determination of such ratio, basket or other provisions and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom shall, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be the LCT Test Date, and, if after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date (or, in the case of any incurrence or repayment of Indebtedness (except in the case of the Fixed Charge Coverage Ratio (or similar ratio)), as if incurred (or repaid, as applicable) on the last day of the applicable Test Period), the Company could have consummated such Limited Condition Transaction on the relevant LCT Test Date in compliance with such ratio, basket or other provision, such ratio, basket or other provision shall be deemed to have been complied with; provided that (i) if financial statements for one or more subsequent fiscal quarters shall have become available, the Company may elect, in its sole discretion, to re-determine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for such ratios, tests or baskets and (ii) such ratios, baskets and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction.

For the avoidance of doubt, if, following the LCT Test Date, any of such ratios, baskets or other provisions are exceeded or breached as a result of fluctuations in such ratio or basket (including due to fluctuations in Consolidated Total Assets, Consolidated EBITDA or other components of such ratio or basket) or other provision at or prior to the consummation of the relevant Limited Condition Transaction, such ratios, baskets and other provisions will be deemed to not have been failed to have been satisfied or exceeded, respectively, as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction and related transactions are permitted hereunder. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or other provision on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or other provision shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated or expired.

Article 2

THE NOTES

Section 2.01           Form and Dating; Terms.

(a)           General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)           Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06. Neither the Trustee nor any Agent shall have responsibility for any actions taken or not taken by any Depositary.

(c)           Regulation S Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as Custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Restricted Period will be terminated pursuant to the Applicable Procedures.

(d)           Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture or a supplemental indenture to this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Company pursuant to an Asset Sale Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes except that interest may accrue on the Additional Notes from their date of issuance (or such other date specified by the Company); provided that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.09. Unless the Additional Notes are fungible with the Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP (or other identifying information).

(e)           Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02           Execution and Authentication.

At least one Officer shall execute the Notes on behalf of the Company by manual, facsimile or electronic (in “.pdf” format) signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder. The Trustee shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel of the Company addressing such matters as the Trustee may reasonably request.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03           Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration, transfer or exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) reflecting ownership of the Notes outstanding from time to time and of their transfer and exchange. Upon written demand by the Company, the Registrar shall (at the expense of the Company) send a copy of the register reflecting ownership of the Notes outstanding from time to time maintained by it to the Company. The registered Holder will be treated as the owner of the Note for all purposes. Only registered Holders will have rights under this Indenture and the Notes. The transferor of any Note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. Either the Company or any of the Company’s Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes. The Company has entered into a letter representations with the DTC in the form provided by DTC and the Trustee and each Agent are hereby authorized to act in accordance with such letter and the Applicable Procedures.

The Company shall be responsible for making calculations called for under the Notes and this Indenture, including but not limited to determination of interest, additional interest, redemption price, Applicable Premium, premium, if any, and any other amounts payable on the Notes. The Company will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Company will provide a schedule of its calculations to the Trustee when requested by the Trustee, and the Trustee is entitled to rely conclusively on the accuracy of the Company’s calculations without independent verification. The Trustee shall forward the Company’s calculations to any Holder of the Notes upon the written request of such Holder.

Section 2.04           Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders and the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee for its own benefit and for the benefit of the Holders. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee for its own benefit and for the benefit of the Holders. Upon payment over to the Trustee, the Paying Agent (if other than the Company, a Subsidiary of the Company) shall have no further liability for the money. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes. In the event that the Paying Agent receives funds in advance of the due date, the Paying Agent shall be entitled to invest such funds in the Wells Fargo Bank Money Market Deposit Account, any earnings on which shall be for the account of the Company.

Section 2.05           Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall furnish, or cause the Registrar to furnish, to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06           Transfer and Exchange.

(a)           Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless and, if applicable, subject to the limitation on transfer of Definitive Notes set forth in Section 2.06(c) (i) the Depositary (x) notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days, (ii) the Company, at its option, notifies the Trustee that it elects to cause the issuance of Definitive Notes or (iii) there shall have occurred and be continuing an Event of Default and the Depositary shall have requested the issuance of Definitive Notes. In connection with any proposed transfer of Global Notes in exchange for Definitive Notes, there shall be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) of this Section 2.06(a), Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i), (ii) or (iii) of this Section 2.06(a) and pursuant to Section 2.06(b)(ii)(B) and Section 2.06(c). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b)           Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) in this Section 2.06(b), as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)            Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note during the Restricted Period may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than pursuant to Rule 144A). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)           All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i), the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) in this Section 2.06(b)(ii)(B); provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Global Note prior to (X) the expiration of the Restricted Period and (Y) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g).

(iii)          Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A)            if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof; or

(B)            if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof.

(iv)          Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A)            if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(a) thereof; or

(B)            if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case, if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(iv).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)           Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)            Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in subclause (i), (ii) or (iii) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A)            if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (2)(a) thereof;

(B)            if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C)            if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D)            if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof;

(E)            if such beneficial interest is being transferred to the Company or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof; or

(F)            if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Company shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) (except transfers pursuant to clause (F) above) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)           Beneficial Interests in Regulation S Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C), a beneficial interest in the Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii)          Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i), (ii) or (iii) of Section 2.06(a) and if the Registrar receives the following:

(A)            if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (1)(b) thereof; or

(B)            if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case, if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)          Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i), (ii) or (iii) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Company shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and send to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall send such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d)           Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)            Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)            if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B)            if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C)            if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D)            if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof;

(E)            if such Restricted Definitive Note is being transferred to the Company or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof; or

(F)            if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) of this Section 2.06(d)(i), the applicable Restricted Global Note, in the case of clause (B) of this Section 2.06(d)(i), the applicable 144A Global Note, and in the case of clause (C) of this Section 2.06(d)(i), the applicable Regulation S Global Note.

(ii)            Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)            if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(c) thereof; or

(B)            if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case, if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)            Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii)(A), (ii)(B) or (iii) of this Section 2.06(d) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)            Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes and shall inform the Company of such registration. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In the event that the requesting Holder does not transfer the entire principal amount of Notes represented by any such Definitive Note, the Registrar will cancel or cause to be cancelled such Definitive Note and the Company (who will have been informed of such cancellation) shall execute and the Trustee or the Authentication Agent shall authenticate and deliver to the requesting Holder and any transferee Definitive Notes in the appropriate principal amounts to reflect such transfer. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)            Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)            if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(B)            if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; or

(C)            if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications required by item (3) thereof, if applicable.

(ii)            Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)            if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(B)            if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case, if the Company so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)            Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)            Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)            Private Placement Legend.

(A)            Except as permitted by subparagraph (B) in this Section 2.06(f), each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE NEXT SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER: (1) REPRESENTS THAT IT IS NOT AN “AFFILIATE” (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF HEALTHEQUITY, INC. AND (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), OR (B) IT IS NOT A U.S. PERSON AND HAS ACQUIRED THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT; (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN EXCEPT (A) TO HEALTHEQUITY, INC. OR ANY OF ITS SUBSIDIARIES, (B) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 OF REGULATION S OF THE SECURITIES ACT, (D) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO HEALTHEQUITY, INC. AND THE TRUSTEE) OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; AND (4) AGREES THAT ANY SECURITY THAT IS OWNED BY AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF HEALTTHEQUITY, INC. MAY NOT BE RESOLD OR TRANSFERRED BY SUCH AFFILIATE OTHER THAN HEALTHEQUITY, INC. OR A SUBSIDIARY THEREOF OR PURSUANT TO (A) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (B) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT OR (C) ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (IF AVAILABLE) IN A TRANSACTION THAT RESULTS IN SUCH SECURITY NO LONGER BEING A RESTRICTED SECURITY (AS DEFINED UNDER RULE 144). IN THE EVENT ANY SUCH PERSONS BENEFICIALLY OWN AN INTEREST IN THE SECURITY PRIOR TO THE TIME HEALTHEQUITY, INC. REMOVES THE RESTRICTIVE LEGEND ON THE SECURITY, HEALTHEQUITY, INC. MAY REQUIRE THAT SUCH PERSONS HOLD THEIR INTERESTS IN THE SECURITY IN CERTIFICATED FORM BEARING AN APPROPRIATE RESTRICTIVE LEGEND AND A RESTRICTED CUSIP NUMBER. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTIONS” AND “UNITED STATES” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING.”

(B)            Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)            Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(g) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii)            Regulation S Global Note Legend. The Regulation S Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(iv)            ERISA Legend. The Notes shall bear a legend substantially in the following form:

“BY ACQUIRING THIS NOTE OR ANY INTEREST THEREIN, EACH HOLDER AND EACH TRANSFEREE IS DEEMED TO REPRESENT, WARRANT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS NOTE OR ANY INTEREST THEREIN (1) EITHER (A) NO PORTION OF THE ASSETS USED BY SUCH HOLDER OR TRANSFEREE TO ACQUIRE OR HOLD THE NOTES CONSTITUTES ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF ANY PLAN OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR ANY PLAN, ACCOUNT OR OTHER ARRANGEMENT SUBJECT TO PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO TITLE I OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (B) (I) THE ACQUISITION AND HOLDING OF THE NOTES BY SUCH HOLDER OR TRANSFEREE WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS, (II) NONE OF THE ISSUER, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES HAS UNDERTAKEN OR WILL UNDERTAKE TO PROVIDE IMPARTIAL INVESTMENT ADVICE OR HAS GIVEN OR WILL GIVE ADVICE IN A FIDUCIARY CAPACITY, IN CONNECTION WITH THE NOTES AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THE NOTES; AND (III) THE DECISION TO PURCHASE THE NOTES HAS BEEN MADE BY A DULY AUTHORIZED FIDUCIARY WHO IS INDEPENDENT OF THE ISSUER, THE INITIAL PURCHASERS AND THEIR AFFILIATES.”

(g)            Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)            General Provisions Relating to Transfers and Exchanges.

(i)            To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(ii)            No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.04).

(iii)            All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(iv)            Neither the Company nor the Registrar shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of mailing or electronic delivery of a notice of redemption under Section 3.03 and ending at the close of business on the day of such mailing or electronic delivery, (B) to register the transfer of or to exchange any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date or (D) to register the transfer or exchange of any Notes tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer.

(v)            Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vi)            Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.02, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(vii)            At the option of the Holder, subject to Section 2.06(a), Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.

(viii)            All certifications, certificates and Opinions of Counsel required to be submitted to the Company pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronic delivery.

(ix)            The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer (of which a Responsible Officer of the Trustee has actual knowledge) of any interest in any Note (including any transfers between or among the Depositary’s Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07           Replacement Notes.

If either (x) any mutilated Note is surrendered to the Trustee, the Registrar or the Company or (y) the Company and the Trustee receive evidence to their satisfaction of the ownership and destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08           Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary of the Company or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09           Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to such pledged Notes and that the pledgee is not the Company or a Guarantor or any Affiliate of the Company or a Guarantor.

Section 2.10           Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall, upon receipt of an Authentication Order, authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11           Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Certification of all cancelled Notes shall be delivered to the Company upon the Company’s written request. The Company may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12           Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Company shall promptly notify the Trustee of such special record date. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed (first-class postage prepaid) or deliver in accordance with the Applicable Procedures, to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13           CUSIP Numbers.

The Company in issuing the Notes may use CUSIP numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Notes, and any such notice, redemption or exchange shall not be affected by any defect in or omission of such numbers. The Company will as promptly as practicable notify the Trustee in writing of any change in the CUSIP numbers.

Article 3

REDEMPTION

Section 3.01           Notices to Trustee.

If the Company elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least two Business Days (unless waived by the Trustee or such shorter time period as the Trustee may agree) before notice of redemption is required to be mailed, caused to be mailed or delivered electronically to Holders pursuant to Section 3.03 but not more than 60 days before a Redemption Date (except a redemption in connection with Article 8 or Article 11), an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, which shall be selected by the Company in its discretion, subject to any limitations set forth herein (as such date may be delayed pursuant to Section 3.07(e), the “Redemption Date”), (iii) the principal amount of the Notes to be redeemed and (iv) except as set forth in the following sentence, the redemption price, and (v) that such redemption will comply with any applicable covenants or conditions precedent set forth in this Indenture. If the redemption price is not known at the time such notice is to be given, the actual redemption price calculated as described in the terms of the Notes will be set forth in an Officer’s Certificate delivered to the Trustee no later than two Business Days prior to the Redemption Date.

Section 3.02           Selection of Notes to Be Redeemed or Purchased.

Except with respect to purchases described in Section 3.07(g), if less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected (i) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (ii) on a pro rata basis or (iii) to the extent that selection on a pro rata basis is not practicable by lot or such other similar method in accordance with the Applicable Procedures to the extent applicable. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 10 nor (except in the event the Redemption Date is delayed as a result of any condition precedent to the occurrence thereof not being satisfied or waived by the Company in accordance with Section 3.07(e)) more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less can be redeemed or purchased in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03           Notice of Redemption.

Subject to Section 3.07(e) and Section 3.09, the Company shall deliver electronically or mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with the Applicable Procedures, except that redemption notices may be mailed or delivered electronically more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 or (b) subject to one or more conditions precedent and such Redemption Date is delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion in accordance with Section 3.07(e)).

The notice shall identify the Notes to be redeemed (including CUSIP numbers) and shall state:

(a)            the Redemption Date;

(b)            the redemption price;

(c)            if any Note is to be purchased or redeemed in part only, the portion of the principal amount of that Note that is to be purchase or redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be transferred by book entry or issued in the name of the Holder upon cancellation of the original Note; provided that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

(d)            the name and address of the Paying Agent;

(e)            that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)            whether such redemption is conditioned on the happening of a future event;

(g)            that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(h)            the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(i)            that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

In addition, any notice of redemption may include additional information, including any information pursuant to Section 3.07(e), and that any redemption may be subject to rescission or delay as provided in Section 3.07(e).

At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided that the Company shall have delivered to the Trustee, at least two Business Days (or such shorter period as the Trustee may agree) before notice of redemption is required to be mailed, caused to be mailed or delivered electronically to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice together with the notice to be given setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04           Effect of Notice of Redemption.

Once notice of redemption is delivered or mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable at the redemption price on the Redemption Date, unless such redemption is conditioned on the happening of a future event. The notice, if delivered or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or electronic delivery or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05           Deposit of Redemption Price.

Except with respect to purchases described in Section 3.07(g), prior to noon (New York City time) on the Redemption Date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the Redemption Date or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an applicable Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06           Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and the Trustee shall authenticate for the Holder at the expense of the Company or transfer by book entry a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07           Optional Redemption.

(a)            On and after October 1, 2024, the Company may redeem the Notes, in whole or in part, upon notice as described under Section 3.03, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on October 1 of each of the years indicated below:

Year	Percentage
2024	102.250%
2025	101.125%
2026 and thereafter	100.000%

(b)            At any time prior to October 1, 2024, the Company may redeem the Notes, in whole or in part, upon notice as described under Section 3.03, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate, provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

(c)            In addition, at any time prior to October 1, 2024, the Company may, at its option, upon notice as described under Section 3.03, on one or more occasions, redeem up to 40% of the aggregate principal amount of Notes issued (including Additional Notes, if any) under this Indenture at a redemption price equal to 104.500% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the aggregate principal amount of the Notes to be redeemed not to exceed an amount equal to the aggregate net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Company; provided that (a) at least 50% of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date and any Additional Notes issued under this Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption and (b) that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(d)            Notwithstanding the foregoing, in connection with any Change of Control Offer, any Asset Sale Offer or other tender offer for the Notes, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such Change of Control Offer, Asset Sale Offer or other tender offer and the Company, or any third party making such Change of Control Offer, Asset Sale Offer or other tender offer in lieu of the Company, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Company or such third party shall have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such Change of Control Offer, Asset Sale Offer or other tender offer plus, to the extent not included in the Change of Control Offer, Asset Sale Offer or other tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date or purchase date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the applicable Redemption Date or purchase date.

(e)            Notice of any redemption, whether in connection with an Equity Offering, Change of Control, Asset Sale or other transaction or event or otherwise, may, at the Company’s discretion, be given prior to the completion or occurrence thereof and be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Equity Offering, Change of Control, Asset Sale or other transaction or event, as the case may be. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time (which may be more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived, in the Company’s sole discretion) by the Redemption Date, or by the Redemption Date so delayed, or that such notice may be rescinded at any time in the Company’s discretion if the Company determines that any or all of such conditions will not be satisfied. The Company shall provide written notice to the Trustee prior to the close of business two Business Days prior to the Redemption Date (or such shorter period as may be acceptable to the Trustee) if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

(f)            Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(g)            The Company and its Affiliates may at any time and from time to time purchase Notes in the open market or otherwise.

Section 3.08          Mandatory Redemption.

The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09          Offers to Repurchase by Application of Excess Proceeds.

(a)            In the event that, pursuant to Section 4.10, the Company shall be required to commence an Asset Sale Offer, the Company shall follow the procedures specified below.

(b)            The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable, with adjustments as necessary so that no Notes or Pari Passu Indebtedness will be repurchased in part in an unauthorized denomination), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c)            If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d)            Upon the commencement of an Asset Sale Offer, the Company shall send, by first-class mail or electronic delivery, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of such Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i)            that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer shall remain open;

(ii)            the Offer Amount, the purchase price and the Purchase Date;

(iii)            that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)           that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Purchase Date;

(v)            that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum denominations of $2,000 or whole multiples of $1,000 in excess thereof only;

(vi)           that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least two Business Days before the Purchase Date;

(vii)          that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the close of business on the second Business Day prior to the expiration date of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii)         that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Company shall purchase such Notes and such Pari Passu Indebtedness, as the case may be, on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased; provided that no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased); and

(ix)            that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased; provided that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(e)            The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall be deemed to have not breached their obligations under this Section 3.09 and Section 4.10 by virtue of such compliance.

(f)            On or before the Purchase Date, the Company shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(g)            The Company, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 and 3.07(e).

Article 4

COVENANTS

Section 4.01          Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary, holds as of noon, New York City time, on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02          Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange or presented for payment and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03          Reports and Other Information.

(a)            Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the Notes are outstanding, the Company will furnish or make available to the Holders as provided below, or file with the SEC for public availability through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system) no later than 15 days after the dates specified below:

(i)            within 90 days after the end of each fiscal year (or such other period then in effect under the rules and regulations promulgated under the Exchange Act with respect to the filing of an Annual Report on Form 10-K by a non-accelerated filer), an annual report as would be required to be filed with the SEC on Form 10-K if the Company were required to file such reports;

(ii)            within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such other period then in effect under the rules and regulations promulgated under the Exchange Act with respect to the filing of a Quarterly Report on Form 10-Q by a non-accelerated filer), a quarterly report as would be required to be filed with the SEC on Form 10-Q if the Company were required to file such reports; and

(iii)            within 5 days after the period then in effect under the rules and regulations promulgated under the Exchange Act with respect to the filing of a Current Report on Form 8-K after the occurrence of an event required to be therein reported, a current report as would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

If the Company has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Company, then the annual and quarterly reports required by clauses (i) and (ii) above shall include a presentation of selected financial metrics (in the Company’s sole discretion) of such Unrestricted Subsidiaries as a group in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section.

If the Company or any Parent Entity does not file reports containing such information with the SEC, the Company will deliver such reports to the Trustee under this Indenture, and will make available such information and such reports to any Holder and, upon request, to any beneficial owner of the Notes, in each case by posting such information on its website, on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment, and will make such information readily available to any Holder or any bona fide prospective investor in the Notes (which prospective investors will be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act that certify their status as such to the reasonable satisfaction of the Company) who agrees to treat such information as confidential or accesses such information on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment; provided that the Company shall post such information thereon and make readily available any password or other login information to any such prospective holder, securities analyst or market maker.

In addition, to the extent not satisfied by the foregoing, the Company shall furnish to Holders and prospective investors in the Notes, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

If any Parent Entity files reports with the SEC in accordance with Section 13 or 15(d) of the Exchange Act, whether voluntarily or otherwise, in compliance with the filing periods specified in the first paragraph of this covenant, then the Company shall be deemed to comply with this covenant. The Trustee will have no responsibility whatsoever to determine if any such filing has occurred. For the avoidance of doubt, such reports need not include separate financial information required by Rules 3-10 and 3-16 of Regulation S-X; provided, however, that if such Parent Entity has more than de minimis operations separate and apart from its ownership in the Company and its Subsidiaries, then the financial statements of the Parent Entity shall be accompanied by selected financial metrics (in the Company’s sole discretion and which need not be audited) that show the differences between the information relating to such Parent Entity and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company and its Subsidiaries on a stand-alone basis, on the other hand. Delivery of reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under this Indenture, or participate in any conference calls.

Section 4.04          Compliance Certificate.

(a)            The Company shall deliver to the Trustee, on or before the deadline for delivery of the annual financial statements required to be delivered pursuant to Section 4.03(a)(i) beginning with the fiscal year ending after the Issue Date, an annual certificate from the principal executive officer, principal financial officer or principal accounting officer of the Company that need not comply with Section 12.04 stating that a review of the activities of the Company and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company and the Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company and the Restricted Subsidiaries have kept, observed, performed and fulfilled in all material respects each and every condition and covenant contained in this Indenture and no Default has occurred and is continuing with respect to any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred and is continuing, describing all such Defaults of which he or she may have knowledge and what action the Company is taking with respect thereto).

(b)            When any Default has occurred and is continuing under this Indenture, the Company shall, within twenty (20) Business Days after becoming aware of such Default, deliver to the Trustee by registered or certified mail, by facsimile transmission or by electronic delivery, a statement specifying such Default and what action the Company is taking with respect thereto.

Section 4.05          Taxes.

The Company shall pay or discharge, and shall cause each of the Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, lawful assessments, and governmental levies except such as are contested in good faith and by appropriate actions or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.

Section 4.06          Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant (to the extent that they may lawfully do so) that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07          Limitation on Restricted Payments.

(a)            The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(I)            declare or pay any dividend or make any payment or distribution on account of the Company’s, or any of the Restricted Subsidiaries’, Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(A)            dividends, payments or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock); or

(B)            dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(II)            purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any Parent Entity, including in connection with any merger or consolidation, in each case held by a Person other than the Company or a Restricted Subsidiary;

(III)            make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Company or any Guarantor, other than:

(A)            Indebtedness permitted under clauses (7), (8) and (9) of Section 4.09(b); or

(B)            the payment, redemption, defeasance, purchase, repurchase, retirement for value or other acquisition of such Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of such payment, redemption, defeasance, purchase, repurchase, retirement or acquisition; or

(IV)            make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) of this Section 4.07(a) (other than any exception thereto specified above) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)            except in the case of a Restricted Investment, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)            except in the case of a Restricted Investment, immediately after giving effect to such transaction on a pro forma basis the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(3)            such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date (including Restricted Payments pursuant to clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), and (6)(c) of Section 4.07(b), but excluding all other Restricted Payments permitted by Section 4.07(b)), is less than the sum of (without duplication):

(a)            50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on the first day of the fiscal quarter of the Company in which the Issue Date occurred to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b)            100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Company and the Restricted Subsidiaries after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b)) from the issue or sale of:

(i)            (A)       Equity Interests of the Company, including Treasury Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x)            Equity Interests of the Company to any future, present or former employees, directors, officers, managers, members of management, independent contractors or consultants (or their respective Immediate Family Members) of the Company, any Parent Entity and the Company’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b); and

(y)            Designated Preferred Stock, and

(B)         only to the extent such net cash proceeds, marketable securities or other property are actually contributed to the Company, Equity Interests of any Parent Entity (excluding contributions of the proceeds from the sale of Designated Preferred Stock or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b)); or

(ii)            debt securities of the Company or a Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of the Company or a Parent Entity;

provided, however, that this clause (b) shall not include the proceeds from (w) Refunding Capital Stock, (x) Equity Interests (or debt securities that has been converted or exchanged for Equity Interests) sold to a Restricted Subsidiary or the Company, as the case may be, (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (z) Excluded Contributions; plus

(c)            100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital (other than Disqualified Stock) of the Company or that becomes part of the capital of the Company through consolidation, amalgamation or merger, following the Issue Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b), (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions); plus

(d)            100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by the Company or any Restricted Subsidiary by means of:

(i)            the sale or other disposition (other than to the Company or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Company or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Company or the Restricted Subsidiaries, in each case after the Issue Date; or

(ii)            the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e)            in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, consolidation or amalgamation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary where the Company or such Restricted Subsidiary is the survivor in such merger, consolidation or amalgamation, or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or amalgamation or transfer of assets other than to the extent such Investment constituted a Permitted Investment; plus

(f)            $100,000,000.

(b)            The foregoing provisions of Section 4.07(a) shall not prohibit:

(1)            the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration thereof or the giving of such notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Indenture;

(2)            (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Company or any Equity Interests of any Parent Entity, in exchange for, or out of the proceeds of a sale (other than to the Company or a Restricted Subsidiary) made within 120 days of, Equity Interests of the Company or any Parent Entity to the extent contributed to the Company (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)            the prepayment, exchange, redemption, defeasance, repurchase or other acquisition or retirement for value of (i) Subordinated Indebtedness of the Company or a Guarantor made by exchange for, or out of the proceeds of a sale made within 120 days of, new Indebtedness of the Company or a Guarantor or Disqualified Stock of the Company or a Guarantor, (ii) Disqualified Stock of the Company or a Guarantor made in exchange for, or out of the proceeds of a sale made within 120 days of, Disqualified Stock of the Company or a Guarantor or Subordinated Indebtedness of the Company or a Guarantor, (iii) Disqualified Stock of a Restricted Subsidiary that is not a Guarantor made by exchange for, or out of proceeds of the sale of, Disqualified Stock of a Restricted Subsidiary that is not a Guarantor within 120 days of such sale, (iv) Subordinated Indebtedness that constitutes Acquired Indebtedness and (v) Disqualified Stock that would constitute Acquired Indebtedness if it were Indebtedness that, in each case, is incurred in compliance with Section 4.09 and, except with respect to clauses (iv) and (v) of this paragraph, so long as:

(a)            the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, exchanged, redeemed, defeased, repurchased, acquired or retired, plus the amount of any premium (including tender premiums), penalty or similar amount, defeasance costs, underwriting costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(b)            such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so prepaid, exchanged, redeemed, defeased, repurchased, acquired or retired;

(c)            such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so prepaid, exchanged, redeemed, defeased, repurchased, acquired or retired (or, if earlier, a date that is at least 91 days after the maturity date of the Notes); and

(d)            such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so prepaid, exchanged, defeased, redeemed, repurchased, acquired or retired (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

(4)            a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any Parent Entity held by any future, present or former employee, director, officer, manager, member of management, independent contractor or consultant (or their respective Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Company or any Parent Entity in connection with such repurchase, retirement or other acquisition); provided, however, that, except with respect to non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreement or equity holders’ agreement, the aggregate Restricted Payments made under this clause (4) do not exceed the greater of (x) $40,000,000 and (y) 15% of Consolidated EBITDA in any fiscal year of the Company (with 100% of unused amounts in any fiscal year being carried over to the two immediately succeeding fiscal years (but not any other) and utilized to make payments pursuant to this clause (4) (any amount so carried forward shall be deemed to be used last in the subsequent fiscal year)); provided further that such amount in any fiscal year may be increased by an amount not to exceed:

(a)            the proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, the proceeds from the sale of Equity Interests of any Parent Entity, in each case to any future, present or former employees, directors, officers, managers, members of management, independent contractors or consultants (or their respective Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity that occurs after the Issue Date, to the extent the proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 4.07(a); plus

(b)            the amount of any cash bonuses otherwise payable to members of management, employees, directors, officers, managers, independent contractors or consultants (or their respective Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity that are foregone in exchange for the receipt of Equity Interests of the Company or any Parent Entity pursuant to any deferred compensation plan of such company; plus

(c)            the cash proceeds of key man life insurance policies received by the Company or the Restricted Subsidiaries after the Issue Date; less

(d)            the amount of any Restricted Payments previously made pursuant to clauses (a) and (c) of this clause (4);

and provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year and provided further that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former employees, directors officers, managers, members of management, independent contractors or consultants (or their respective Immediate Family Members) of the Company, any Parent Entity or any of the Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(5)            the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of the Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary if (i) the Consolidated Total Debt Ratio would be equal to or less than 3.50 to 1.00 or (ii) such dividends are issued in accordance with Section 4.09 to the extent such dividends are included in the definition of “Fixed Charges”;

(6)            (a)          the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company or any of the Restricted Subsidiaries after the Issue Date;

(b)            the declaration and payment of dividends to a Parent Entity, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such Parent Entity issued after the Issue Date; provided that the amount of dividends paid pursuant to this subclause (b) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or

(c)            the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 4.07(b);

provided, however, in the case of each of clauses (a) and (c) of this clause (6), that for the most recently ended Test Period immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock but is not Designated Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)            payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable in connection with the exercise or vesting of Equity Interests or other equity awards by any future, present or former employee, director, officer, manager, member of management, consultant or independent contractor (or their respective Immediate Family Members) of the Company or any Restricted Subsidiary or any Parent Entity, and repurchases or withholdings of Equity Interests in connection with any exercise of stock or other equity options or warrants or the vesting of Equity Interests or other equity awards if such Equity Interests represent a portion of the exercise price thereof or payments in lieu of the issuance of fractional Equity Interests, or withholding obligation in connection therewith;

(8)            the declaration and payment of dividends on, or the purchase, redemption, defeasance or other acquisition or retirement for value of, the Company’s common equity (or the payment of dividends to any Parent Entity to fund a payment of dividends on such entity’s common equity or to fund such Parent Entity’s purchase, redemption, defeasance or other acquisition or retirement for value of such Parent Entity’s common equity) in an aggregate amount not to exceed in any fiscal year the greater of (x) $40,000,000 and (y) 15% of Consolidated EBITDA;

(9)            Restricted Payments in an amount that does not exceed the aggregate amount of Excluded Contributions made since the Issue Date;

(10)          (x) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this subclause (10)(x) not to exceed the greater of (x) $180,000,000 and (y) 60.0% of Consolidated EBITDA at the time made and (y) repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any Parent Entity in an aggregate amount taken together with all other Restricted Payments made pursuant to this subclause (10)(y) not to exceed the greater of (x) $70,000,000 and (y) 27.5% of Consolidated EBITDA at the time made;

(11)         distributions or payments of Receivables Fees and purchases of receivables in connection with any Receivables Facility or any repurchase obligation in connection therewith;

(12)          the repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with provisions similar to those described under Section 4.10 and Section 4.14; provided that if the Company shall have been required to make a Change of Control Offer or Asset Sale Offer, as applicable, to purchase the Notes on the terms provided in this Indenture applicable to Change of Control Offers or Asset Sale Offers, respectively, all Notes validly tendered by Holders of such Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired, defeased or retired for value;

(13)         the declaration and payment of dividends by the Company to, or the making of loans to, any Parent Entity in amounts required for any Parent Entity to pay or cause to be paid, in each case without duplication,

(a)            franchise or similar taxes and other fees and expenses, in each case, required to maintain its organizational existence;

(b)            foreign, federal, state and local income and similar taxes (including any interest or penalties related thereto), to the extent such income or similar taxes are attributable to the income, revenue, receipts, capital or margin of the Company, its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company, its Restricted Subsidiaries and, to the extent described above, its Unrestricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and, to the extent described above, its Unrestricted Subsidiaries to pay such taxes separately from any such Parent Entity;

(c)            customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, officers, employees by directors and consultants of any Parent Entity to the extent such salaries, bonuses, severance and other benefits and indemnities are attributable to the ownership or operation of the Company and the Restricted Subsidiaries, including the Company’s or Restricted Subsidiaries proportionate share of such amount relating to such Parent Entity being a public company;

(d)            general corporate operating (including, without limitation, expenses related to auditing or other accounting matters), administrative, compliance and overhead costs and expenses of any Parent Entity to the extent such costs and expenses are attributable to the ownership or operation of the Company and the Restricted Subsidiaries, including the Company’s proportionate share of such amount relating to such Parent Entity being a public company;

(e)            fees and expenses other than to Affiliates of the Company related to any unsuccessful equity or debt offering of such Parent Entity;

(f)            cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any Parent Entity;

(g)            amounts that, if paid directly by the Company, would be payable pursuant to clause (7) of this Section 4.07(b); and

(h)            for the financing of Investments or other acquisitions that would otherwise be permitted to be made pursuant to this covenant if made by the Company; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment or other acquisition, (B) such Parent Entity shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by the covenant described in Section 5.01) in order to consummate such Investment or other acquisition, (C) such Parent Entity and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (D) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to clause (3) of Section 4.07(a) and (E) to the extent constituting an Investment, such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this Section 4.07 (other than pursuant to clause (9) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof);

(14)          the repurchase, redemption, or other acquisition for value of Equity Interests of the Company or any Restricted Subsidiary deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Company or any Restricted Subsidiary, in each case, permitted under this Indenture;

(15)            the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(16)            payments or distributions to satisfy dissenters’ rights pursuant to or in connection with an acquisition, merger, consolidation, amalgamation or transfer of assets that complies with Section 5.01;

(17)            (x) payments made to option holders or holders of profits interests of the Company or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of the Company or any Parent Entity, which payments are being made to compensate such option holders or holders of profits interests as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Indenture (it being understood that no such payment may be made to an optionholder pursuant to this clause (17) to the extent such payment would not have been permitted, pursuant to any provision of this Section 4.07, other than this clause (17)(x), to be made to such optionholder if it were a shareholder, and, for the avoidance of doubt, any amounts paid pursuant to this subclause (x) shall count against the amount available under such other provision), and (y) Restricted Payments to pay for the repurchase, retirement or other acquisition, in each case for nominal value, of Equity Interests of the Company or any Parent Entity from a former investor of an acquired business or a current or former employee, director or consultant of an acquired business (or their respective Immediate Family Members), which Equity Interests were issued as part of an earn-out or similar arrangement in the acquisition of such business, and which repurchase relates the failure of such earn-out to fully vest;

(18)            to the extent constituting Restricted Payments, the Company and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by clauses (3), (10), (12), (14) and (20) of Section 4.11(b);

(19)            any other Restricted Payment, provided that on a pro forma basis after giving effect to such Restricted Payment the Consolidated Total Debt Ratio would be equal to or less than 3.00 to 1.00;

(20)            the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all holders of common stock of the Company pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics shall be permitted; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights is not for the purpose of evading the limitations of this covenant (all as determined in good faith by a responsible officer that is a senior financial officer of the Company); and

(21)            non-cash repurchases of Equity Interests of the Company deemed to occur (i) upon the non-cash exercise of stock options and warrants or similar equity incentive awards, and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award shall be permitted;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5)(i), (10), (15) and (19) of this Section 4.07(b), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)              For purposes of determining compliance with this Section 4.07, (A) in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of clauses (1) through (21) above, is entitled to be made pursuant to Section 4.07(a) and/or the clauses contained in the definition of “Permitted Investment,” the Company will be entitled to divide and classify or later re-divide and reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) on one or more occasions between one or more of such clauses (1) through (21), Section 4.07(a), and/or the clauses contained in the definition of “Permitted Investment” and (B) availability and utilization of any category of financial ratio based exceptions, thresholds and baskets shall first be calculated without giving effect to amounts to be utilized under any other category of exceptions, thresholds and baskets at such time of determination (including at the time of any initial division and classification and any later re-divisions and reclassifications) and thereafter, availability and utilization of any category of exceptions, thresholds and baskets that are not financial ratio based shall be calculated.

(d)             The amount of all Restricted Payments (other than cash) will be the fair market value on the date the Restricted Payment is made, or at the Company’s election, the date a commitment is made to make such Restricted Payment, of the assets or securities proposed to be transferred or issued by the Company or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(e)             The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment or Permitted Investment in such amount would be permitted at such time, whether pursuant to this Section 4.07 or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

(f)              For the avoidance of doubt, this covenant shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture.

Section 4.08           Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)              The Company shall not, and shall not permit any of the Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)              (A) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B)             pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries that is a Guarantor;

(2)              make loans or advances to the Company or any of its Restricted Subsidiaries that is a Guarantor; or

(3)              sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries that is a Guarantor.

(b)             The restrictions in Section 4.08(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(1)             contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the New Credit Agreement and the related documentation and related Hedging Obligations;

(2)             this Indenture, the Notes and the Guarantees;

(3)              purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) of Section 4.08(a) on the property so acquired;

(4)              applicable law or any applicable rule, regulation or order;

(5)              any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary in existence at the time of such transaction, or that is assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(6)             contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of any Capital Stock or assets of such Subsidiary;

(7)             Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described in Section 4.09;

(8)              restrictions on cash or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business;

(9)             any agreement or instrument relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred or issued subsequent to the Issue Date pursuant to the provisions of Section 4.09 if either (i) in the good faith judgment of the Company, such encumbrances or restrictions will not materially affect the Company’s ability to make principal or interest payments on the Notes as and when they come due or (ii) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(10)            customary provisions in joint venture agreements or arrangements and other similar agreements relating solely to such joint venture;

(11)            customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case entered into in the ordinary course of business or that in the judgment of the Company would not materially impair the Company’s ability to make payments under the Notes when due;

(12)            restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(13)            any encumbrance or restriction with respect to a Subsidiary which was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(14)            restrictions created in connection with any Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Receivables Facility;

(15)            customary restrictions and conditions contained in documents relating to any Lien so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this covenant;

(16)            customary provisions restricting assignment of any agreement; and

(17)            any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(c)            For purposes of determining compliance with this Section 4.08, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans and advances made to the Company or a Restricted Subsidiary, to other Indebtedness incurred by the Company or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.09           Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)             The Company shall not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company shall not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock, and any of the Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and Preferred Stock, if either (a) the Fixed Charge Coverage Ratio on a consolidated basis for the Company and the Restricted Subsidiaries’ most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 or (b) the Consolidated Total Debt Ratio for the Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been less than 5.00 to 1.00, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such Test Period; provided further that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock of Restricted Subsidiaries, together with amounts incurred under clause (18) of this covenant, that are not Guarantors would be outstanding pursuant to this Section 4.09(a) (together with any Refinancing Indebtedness in respect thereof) at such time exceeds the greater of (x) $100,000,000 and (y) 37.5% of Consolidated EBITDA at the time of any incurrence pursuant to this Section 4.09(a).

(b)             The provisions of Section 4.09(a) shall not apply to:

(1)             the incurrence of Indebtedness under Credit Facilities by the Company or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount outstanding at any one time not to exceed the sum of (a) $1,350,000,000 plus (b) the greater of (x) $300,000,000 and (y) 100% of Consolidated EBITDA plus (b) the maximum principal amount of Secured Indebtedness that could be incurred such that after giving pro forma effect to such incurrence, the Consolidated Secured Debt Ratio would be no greater than 4.00 to 1.00, in each case, outstanding at any one time (provided that for purposes of determining the amount of Indebtedness that may be incurred pursuant to this subclause (b), all Indebtedness incurred pursuant to this subclause (b) shall be deemed to be included in clause (1) of the definition of “Consolidated Secured Debt Ratio”); provided that any Indebtedness incurred under this clause (1) may be extended, replaced, refunded, refinanced, renewed or defeased with new Indebtedness so long as the principal amount of such new Indebtedness does not exceed the sum of (x) the principal amount of the Indebtedness (including unutilized commitments) being so extended, replaced, refunded, refinanced, renewed or defeased, plus (y) the amount of any premiums (including tender premiums), penalties and similar amounts, defeasance costs, accrued interest, underwriting discounts and fees and expenses (including original issue discount, upfront fees or similar fees) in connection therewith (including with respect to such new Indebtedness);

(2)             the incurrence by the Company and any Guarantors of Indebtedness represented by the Notes (other than the Second Issue and any Additional Notes) and the related Guarantees;

(3)              Indebtedness of the Company and the Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2) of this Section 4.09(b));

(4)              Indebtedness (including Capitalized Lease Obligations) or Disqualified Stock incurred by the Company or any of the Restricted Subsidiaries and Preferred Stock issued by a Restricted Subsidiary, to finance the purchase, lease, construction, repair, expansion, installation or improvement of property (real or personal), equipment or other assets, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets so long as such Indebtedness exists at the date of such purchase, lease, construction, repair, expansion, installation or improvement or is created within 360 days thereafter; provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred and outstanding pursuant to this clause (4), when aggregated with the outstanding amount of Refinancing Indebtedness under clause (13) of this Section 4.09(b) incurred to refinance Indebtedness initially incurred in reliance on this clause (4), does not exceed at any one time outstanding the greater of (x) $60,000,000 and (y) 18.0% of Consolidated EBITDA at the time of any incurrence pursuant to this clause (4);

(5)              Indebtedness incurred by the Company or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to bankers’ acceptances, bank guarantees, letter of credit, warehouse receipts or similar facilities issued or entered into in the ordinary course of business, including in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(6)              Indebtedness arising from agreements of the Company or the Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn outs, incentive non-competes or similar obligations, in each case, incurred or assumed in connection with Investments or dispositions permitted under this Indenture, and the disposition or acquisition of any business, assets or Capital Stock, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition;

(7)              Indebtedness of the Company owing to a Restricted Subsidiary; provided that if such Indebtedness is owing to a Restricted Subsidiary that is not a Guarantor and if such Indebtedness is not in respect of accounts payable incurred in connection with goods and services rendered in the ordinary course of business (and not in connection with the borrowing of money), such Indebtedness is expressly subordinated in right of payment to the Notes to the extent such subordination is permitted by applicable law; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (7);

(8)              Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor and if such Indebtedness is not in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business (and not in connection with the borrowing of money), such Indebtedness shall be expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor to the extent such subordination is permitted by applicable law; provided further that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (8);

(9)              shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of the Restricted Subsidiaries or any pledge of such Preferred Stock constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10)            (x) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) and (y) Indebtedness in respect of any Bank Products in the ordinary course of business;

(11)            obligations in respect of self-insurance and obligations in respect of stays, customs, performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Company or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business;

(12)            (a) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Company after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of Section 4.07(a) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.07(b) or to make Permitted Investments specified in clauses (8), (13), (27) and (33) of the definition thereof and (b) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not exceed the greater of (x) $90,000,000 and (y) 30% of Consolidated EBITDA at the time of any incurrence pursuant to this clause (12)(b) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of Section 4.09(a) from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) without reliance on this clause (12)(b));

(13)            the incurrence by the Company or any Restricted Subsidiary of Indebtedness, the issuance by the Company or any Restricted Subsidiary of Disqualified Stock, or the issuance by any Restricted Subsidiary of Preferred Stock which serves to refund, refinance, replace, renew, extend or defease (collectively, “refinance” with “refinances,” “refinanced” and “refinancing” having a correlative meaning) any Indebtedness, Disqualified Stock or Preferred Stock incurred (including any existing commitments unutilized thereunder) as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refinance, such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued and unpaid interest and dividends, premiums (including reasonable tender premiums), penalties and similar amounts, underwriting costs and fees and expenses (including original issue discount, upfront fees or similar fees), defeasance costs and fees and expenses in connection therewith (including with respect to such new Indebtedness, Disqualified Stock or Preferred Stock) (the “Refinancing Indebtedness”) on or prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A)            has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes),

(B)            to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes to the same extent as the Indebtedness being refinanced, except to the extent such extension, replacement, refunding, renewal, defeasance or refinancing constitutes either (x) a Restricted Payment or (y) a payment described in clause (III)(b) of Section 4.07(a) (in which case under clause (x) or (y), this subclause (b) shall not apply) or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(C)          shall not include:

(i)	Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness or Disqualified Stock or Preferred Stock of the Company,

(ii)	Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor or

(iii)	Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclause (A) of this clause (13) will not apply to refinancing of any Secured Indebtedness;

(14)            (x) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any Restricted Subsidiary or merged into, amalgamated with or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture or that is assumed by the Company or any Restricted Subsidiary in connection with such acquisition, merger, amalgamation or consolidation or (y) Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance an acquisition, merger, amalgamation or consolidation (or other purchase of assets); provided that, in the case of this clause (y), after giving effect to such acquisition, amalgamation, merger or consolidation (or other purchase of assets), (a) the aggregate principal amount of such Indebtedness incurred under this subclause (a) does not exceed $50,000,000 at any time outstanding or (b) either (x) after giving pro forma effect to such acquisition, amalgamation, consolidation or merger (or other purchase of assets), the Fixed Charge Coverage Ratio for the Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued is would have been at least 2.00 to 1.00, (y) after giving pro forma effect to such acquisition, amalgamation, consolidation or merger (or other purchase of assets), the Fixed Charge Coverage Ratio for the Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued is equal to or greater than immediately prior to such acquisition, merger, amalgamation or consolidation (or other purchase of assets), or (z) after giving pro forma effect to such acquisition, amalgamation, consolidation or merger (or other purchase of assets), the Consolidated Total Debt Ratio for the Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued is either (1) equal to or less than immediately prior to such acquisition, merger, amalgamation or consolidation (or other purchase of assets) or (2) less than 3.50 to 1.00;

(15)            Cash management obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements and other Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in each case incurred in the ordinary course of business;

(16)            Indebtedness of the Company or any of the Restricted Subsidiaries supported by a letter of credit issued pursuant to Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17)           (a)        any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture, or

(b)          any guarantee by a Restricted Subsidiary of Indebtedness of the Company or any other Restricted Subsidiary so long as the incurrence of that such Indebtedness is permitted under the terms of this Indenture;

(18)            Indebtedness of Restricted Subsidiaries that are not Guarantors incurred pursuant to this clause (18) not to exceed at any one time outstanding, and together with any other Indebtedness incurred under this clause (18) and the first paragraph of this covenant by Restricted Subsidiaries that are not Guarantors, the greater of (x) $100,000,000 and (y) 37.5% of Consolidated EBITDA at the time of any incurrence pursuant to this clause (18) (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of Section 4.09(a) from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness under Section 4.09(a) without reliance on this clause (18));

(19)            Indebtedness under a Receivables Facility;

(20)            Indebtedness of the Company or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(21)            Indebtedness of the Company or any of the Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(22)            Indebtedness consisting of Indebtedness issued by the Company or any of the Restricted Subsidiaries to future, current or former officers, directors, employees or consultants (or their respective Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity, in each case to finance the purchase or redemption of Equity Interests of the Company or any Parent Entity to the extent described in clause (4) of Section 4.07(b);

(23)            Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Company (or any Parent Entity) or any Restricted Subsidiary incurred in the ordinary course of business or any acquisition or Investment not prohibited under the terms of this Indenture;

(24)            the incurrence of Indebtedness arising out of any Permitted Sale and Lease-Back Transaction;

(25)            Indebtedness incurred or Disqualified Stock issued by the Company or Indebtedness incurred or Disqualified Stock or Preferred Stock issued by any Restricted Subsidiary, in each case, to the extent that the net proceeds thereof are promptly deposited with the Trustee to defease or satisfy and discharge the Notes in accordance with this Indenture; and

(26)            to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (25) above.

(c)              For purposes of determining compliance with this Section 4.09:

(1)              in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) at any time, whether at the time of incurrence or issuance or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (26) of Section 4.09(b) or is entitled to be incurred pursuant to Section 4.09(a), the Company, in its sole discretion, will be entitled to divide, classify, re-divide or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in Section 4.09(a) or in one of the clauses of Section 4.09(b); provided that all Indebtedness outstanding under the New Credit Agreement on the Issue Date shall be treated as incurred on the Issue Date under clause (1) of Section 4.09(b); and

(2)              availability and utilization of any category of financial ratio based exceptions, thresholds and baskets shall first be calculated without giving effect to amounts to be utilized under any other category of exceptions, thresholds and baskets at such time of determination (including at the time of any initial division and classification and any later re-divisions and reclassifications) and thereafter, availability and utilization of any category of exceptions, thresholds and baskets that are not financial ratio based shall be calculated.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will be deemed to not be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Any Indebtedness, Disqualified Stock and Preferred Stock incurred or issued to refinance Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to clauses (1), (12)(b) or (18) above shall be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest and dividends and to pay premiums (including tender premiums), penalties and similar amounts, defeasance costs, underwriting costs and fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing (including with respect to such new Indebtedness, Disqualified Stock or Preferred Stock).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock, the U.S. Dollar Equivalent principal amount of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was incurred or issued, (or, in the case of revolving credit Indebtedness, the date such Indebtedness was first committed or first incurred (whichever yields the lower U.S. Dollar Equivalent)); provided that if such Indebtedness is incurred or Disqualified Stock or Preferred Stock is issued, to extend, replace, refund, renew, defease or refinance other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, renewal, defeasance or refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, renewal, defeasance or refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or liquidation preference, as applicable, of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed (i) the principal amount or liquidation preference, as applicable, of such Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, renewed, defeased or refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), penalties and similar amounts, defeasance costs, accrued interest and dividends, underwriting costs and fees and expenses (including original issue discount, upfront fees or similar fees) and other costs and expenses incurred in connection with such refinancing (including with respect to such new Indebtedness, Disqualified Stock or Preferred Stock).

The principal amount or liquidation preference, as applicable, of any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock, as applicable, being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing.

The Company shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is contractually subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.

For the purposes of this Indenture, Indebtedness that is unsecured is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured, and Indebtedness is not deemed to be subordinated or junior to any other Indebtedness merely because it has a junior priority lien with respect to the same collateral or because it is secured by different collateral or issued or guaranteed by other obligors.

Section 4.10           Asset Sales.

(a)            The Company shall not, and shall not permit any Restricted Subsidiary to, consummate, directly or indirectly, an Asset Sale, unless:

(1)            the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined at the time of contractually agreeing to such sale) of the assets sold or otherwise disposed of; and

(2)            except in the case of a Permitted Asset Swap, at least 75% of the consideration for such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis) received by the Company and the Restricted Subsidiaries, is in the form of Cash Equivalents.

(b)            Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1)            to permanently reduce:

(a)            Obligations under the New Credit Agreement, and to correspondingly reduce commitments with respect thereto;

(b)            Obligations under Senior Indebtedness of the Company or a Guarantor that is secured by a Lien, which Lien is permitted by this Indenture, and to correspondingly reduce commitments with respect thereto;

(c)            Obligations under the Notes or any other Senior Indebtedness (and, in the case of other Senior Indebtedness, to correspondingly reduce commitments with respect thereto, if applicable) or make an offer to purchase the Notes or such other Senior Indebtedness; provided that, if the Company or any Restricted Subsidiary shall so repay or make an offer to purchase any Senior Indebtedness other than the Notes, the Company shall either (A) reduce Obligations under the Notes on a pro rata basis by, at its option, (i) redeeming the Notes as provided under Section 3.07, or (ii) purchasing the Notes through open-market purchases or in privately negotiated transactions at market prices (which may be below par), or (B) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes, on a ratable basis with such other Senior Indebtedness for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased; or

(d)            Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary; or

(2)            to make (a) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets that, in each of (a), (b) and (c), are either (i) used or useful in a Similar Business or (ii) replace in whole or in part the businesses or assets that are the subject of such Asset Sale;

provided that, in the case of clause (2) in this Section 4.10(b), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds shall be applied to satisfy such commitment within the later of such 450th day and 180 days of such commitment (an “Acceptable Commitment”); and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess Proceeds unless the Company or Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination (or, if later, 450 days after receipt of such Net Proceeds); provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

(c)            Any Net Proceeds from an Asset Sale (other than any amounts excluded from this Section 4.10 pursuant to Section 4.10(g)) that are not invested or applied as provided and within the time period set forth in Section 4.10(b) shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50,000,000 (the “Excess Proceeds Threshold”), the Company shall make an offer to all Holders, and, if and to the extent required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is equal to $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the closing of such offer, and in the case of any Pari Passu Indebtedness, at the offer price required by the terms thereof but not to exceed 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, in accordance with the procedures set forth in this Indenture and the agreement governing such Pari Passu Indebtedness. The Company shall commence an Asset Sale Offer with respect to Excess Proceeds within fifteen (15) Business Days after the date that Excess Proceeds exceed the Excess Proceeds Threshold by sending the notice required pursuant to the terms of this Indenture, with a copy to the Trustee or otherwise in accordance with the procedures of DTC. The Company may satisfy the foregoing obligation with respect to such Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to all or a portion of the available Net Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture (the “Advance Offer”).

(d)            To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Company may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) for such amount offered in any manner not prohibited by this Indenture and the obligations of the Company and its Restricted Subsidiaries described in this Section 4.10 shall be deemed to have been satisfied to the extent of any such Asset Sale Offer and Advance Offer so made regardless of the amount tendered or surrendered pursuant thereto. If the aggregate principal amount (or accreted value, as applicable) of Notes or the Pari Passu Indebtedness surrendered by such Holders and holders thereof exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Company shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero, but in the case of an Advance Offer, the amount of Net Proceeds the Company is offering to apply in such Advance Offer shall be excluded in subsequent calculations of Excess Proceeds. Additionally, upon consummation or expiration of any Asset Sale Offer or Advance Offer, any remaining Net Proceeds shall not be deemed Excess Proceeds and the Company and its Restricted Subsidiaries may use such Net Proceeds for any purpose not otherwise prohibited under this Indenture.

(e)            Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility (including under the New Credit Agreement) or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(f)            For purposes of this Section 4.10, the following are deemed to be Cash Equivalents:

(1)            any liabilities (as shown on the Company’s, or such Restricted Subsidiary’s, most recent balance sheet or in the notes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Company’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Company) of the Company or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing;

(2)            any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(3)            any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $55,000,000 and (y) 20.0% of Consolidated EBITDA at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(g)            Notwithstanding any other provisions of this Section 4.10, (i) to the extent that any or all of the Net Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”) is prohibited or delayed by applicable local law, an amount equal to the portion of such Net Proceeds so affected will not be required to be applied in compliance with this Section 4.10, and such amounts may be retained by the applicable Foreign Subsidiary; provided that if at any time within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, an amount equal to such amount of Net Proceeds so permitted to be repatriated will be promptly applied (net of any taxes, costs or expenses that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) in compliance with this Section 4.10 and (ii) to the extent that the Company has determined in good faith that repatriation of any or all of the Net Proceeds of any Foreign Disposition would result in material adverse tax consequences (which, for the avoidance of doubt, includes, but is not limited to, any material tax liability as a result of a deemed dividend pursuant to Section 956 of the Code or a withholding tax) to the Company, any of its Subsidiaries or any Parent Entity, the Net Proceeds so affected may be retained by the applicable Foreign Subsidiary and an amount equal to such Net Proceeds will not be required to be applied in compliance with this Section 4.10. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoidance of doubt, nothing in this Indenture shall be construed to require any Subsidiary to repatriate cash.

Section 4.11      Transactions with Affiliates.

(a)            The Company shall not, and shall not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of (x) $25,000,000 and (y) 10% of Consolidated EBITDA, unless:

(1)            such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)            the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of the greater of (x) $40,000,000 and (y) 15% of Consolidated EBITDA, a resolution adopted by the majority of the Board of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a).

(b)            The provisions of Section 4.11(a) shall not apply to the following:

(1)            (A) transactions between or among the Company or any of the Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) and (B) any merger, consolidation or amalgamation of the Company and any Parent Entity; provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and liabilities and assets that the Company would be permitted to have if incurred or acquired on the date of such merger and such merger, amalgamation or consolidation is otherwise consummated in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(2)            Restricted Payments permitted by Section 4.07, any transaction specifically excluded from clauses (I) and (III) of the definition of “Restricted Payments” in Section 4.07(a) and “Permitted Investments”;

(3)            the payment of reasonable and customary fees and compensation paid to, and benefits, indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, former, current or future officers, directors, employees or consultants (or their respective Immediate Family Members) of the Company, any of the Restricted Subsidiaries or any Parent Entity;

(4)            transactions in which the Company or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(5)            any agreement or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date as determined by the Company in good faith);

(6)            any contribution to the capital stock of the Company;

(7)            transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Company and the Restricted Subsidiaries, in the reasonable determination of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(8)            the issuance, sale or transfer of (a) Equity Interests (other than Disqualified Stock) of the Company to any Person and the granting and performing of customary rights (including registration rights) in connection therewith, and any contribution to the capital of the Company and (b) directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(9)              transactions effected as part of any Receivables Facility that are otherwise permitted under this Indenture;

(10)            payments or loans (or cancellation of loans) to employees, directors or consultants of the Company, any of the Restricted Subsidiaries or any Parent Entity and employment agreements, stock option plans and other similar arrangements with such employees, directors or consultants (or their respective Immediate Family Members) which, in each case, are approved by the Company in good faith;

(11)            any guarantee by any Parent Entity of Indebtedness of the Company or any Restricted Subsidiary that was permitted by this Indenture;

(12)            payments to any future, current or former employee, director, officer, manager or consultant (or their respective Immediate Family Members) of the Company, any of their respective Subsidiaries or any Parent Entity pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any health, disability and similar insurance or benefit plans or supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Immediate Family Members) that are, in each case, approved by the Company in good faith;

(13)            transactions with a Person that is an Affiliate of the Company (excluding any Unrestricted Subsidiary) solely because the Company or Restricted Subsidiary owns any Equity Interest in, or controls, such Person;

(14)            payments by the Company (and any Parent Entity) and their respective Subsidiaries pursuant to tax sharing agreements among the Company (and any such Parent Entity) and their respective Subsidiaries on customary terms and shall not exceed the excess (if any) of the amount of taxes they would have paid on a stand-alone basis over the amount of such taxes they actually pay directly to governmental authorities;

(15)            any lease entered into between the Company or any Restricted Subsidiary, as lessee or lessor, and any Affiliate of the Company, as lessor or lessee, and the transactions pursuant to that lease, which is approved by the Company in good faith;

(16)            intellectual property licenses or sublicenses in the ordinary course of business;

(17)            any transaction between the Company or any Restricted Subsidiary and any Person that would constitute an Affiliate Transaction solely because a director of which is also a director of the Company or any Parent Entity; provided, however, that such director abstains from voting as a director of the Company or such Parent Entity, as the case may be, on any matter including such other Person;

(18)            pledges of Equity Interests of Unrestricted Subsidiaries;

(19)            payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(20)            the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any equityholders, investor rights or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or any Parent Entity) is a party as of the Issue Date and any amendment thereto and any similar agreements which it (or any Parent Entity) may enter into thereafter; provided that the existence of, or the performance by the Company or any of its Restricted Subsidiaries (or such Parent Entity) of obligations under any future amendment to any such existing agreement or arrangement or under any similar agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (20) to the extent that the terms of any such amendment or new agreement or arrangement are not otherwise, when taken as a whole, more disadvantageous in any material respect in the good faith judgment of the Company to the Holders than those in effect on the Issue Date; and

(21)            transactions permitted by, and complying with, the provisions of the covenant described under Section 5.01 solely for the purpose of (a) forming a holding company or (b) reincorporating the Company in a new jurisdiction.

Section 4.12      Liens.

The Company shall not, and shall not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures Obligations under any Indebtedness on any asset or property of the Company or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)            in the case of Initial Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Initial Liens; or

(2)            in all other cases, the Notes or the Guarantees are equally and ratably secured.

Any Lien created for the benefit of the Holders pursuant to this Section 4.12 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien that gave rise to the obligation to so secure the Notes (other than a release or discharge resulting from the enforcement of remedies in respect of such Initial Lien or obligation secured by such Initial Lien).

The expansion of Liens by virtue of the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of Indebtedness and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will, in each case, not be deemed to be an incurrence of Liens for purposes of this Section 4.12.

Section 4.13      Corporate Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its company existence, and the corporate, partnership, limited liability company or other existence of each of the Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended, supplemented or otherwise modified from time to time) of the Company or any such Restricted Subsidiary; provided that the Company shall not be required to preserve the corporate, partnership, limited liability company or other existence of any of the Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole.

Section 4.14      Offer to Repurchase Upon Change of Control.

(a)            If a Change of Control occurs, unless, prior to the time the Company is required to make a Change of Control Offer (as defined below), the Company has previously or concurrently mailed or transmitted electronically a redemption notice with respect to all the outstanding Notes as described under Section 3.07 or Section 11.01, the Company shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Change of Control Payment Date. Within 30 days following any Change of Control, the Company shall send notice of such Change of Control Offer by first-class mail or electronic delivery, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

(1)            that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2)            the purchase price and the purchase date, which will be no earlier than 20 Business Days nor later than 60 days from the date such notice is mailed or transmitted electronically (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described below;

(3)            that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)            that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)            that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice or otherwise in accordance with DTC procedures, at the address specified in the notice prior to the close of business on the third (3rd) Business Day preceding the Change of Control Payment Date;

(6)            that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the paying agent receives, not later than the close of business on the second Business Day prior to the expiration time of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased and any other information as may be required by the paying agent, or otherwise in accordance with DTC procedures;

(7)            that if the Company is redeeming less than all of the Notes, the Holders of the remaining Notes will be issued (or transferred by book-entry) new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(8)            if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control, and, if applicable, stating that, in the Company’s discretion, the Change of Control Payment Date may be delayed until such time as any or all applicable conditions shall be satisfied, or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(9)            the other instructions, as determined by the Company, consistent with this Section 4.14, that a Holder must follow.

(b)            On the Change of Control Payment Date, the Company shall, to the extent permitted by law,

(1)            accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)            deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)            deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

(c)            The notice, if mailed or delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (i) the notice is mailed or delivered in a manner herein provided and (ii) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(d)            The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Section 4.14 by virtue thereof.

(e)            The Company shall not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(f)            Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05, 3.06 and 3.07(e).

Section 4.15      Additional Guarantees.

The Company will not permit any of its Wholly-Owned Domestic Subsidiaries that is a Restricted Subsidiary, or any non-Wholly-Owned Domestic Subsidiary that is a Restricted Subsidiary if such non-Wholly-Owned Domestic Subsidiary guarantees any other Capital Markets Indebtedness of the Company or any Guarantor or becomes an obligor under any Credit Facility permitted under clause (1) of Section 4.09(b) (in each case, other than a Guarantor) to (x) guarantee the payment of any other Capital Markets Indebtedness of the Company or any other Guarantor or Indebtedness under any Credit Facility permitted under clause (1) of Section 4.09(b) or (y) become an obligor under any Credit Facility permitted under clause (1) of Section 4.09(b), in each case, unless such Subsidiary within 45 days executes and delivers a supplemental indenture to this Indenture substantially in the form of supplemental indenture appearing as Exhibit D to this Indenture providing for a Guarantee by such Subsidiary, except that with respect to clause (x) above only:

(1)            if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(2)            such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any right of reimbursement, indemnity or subrogation or any other right against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this Section 4.15 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 45 day period described in clause (1) or (2) above and such Guarantee may be released at any time in the Company’s sole discretion, unless such Subsidiary is otherwise required by the applicable terms of this Indenture to provide a Guarantee.

Each Guarantee will also be released in accordance with Section 10.06.

Section 4.16      Discharge and Suspension of Covenants.

(a)            If on any date (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under this Indenture, then, beginning on that day, (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”), (A) the Guarantees will be automatically suspended and no longer be applicable until the occurrence of the Reversion Date (as defined below) (and will be automatically reinstated upon the occurrence of the Reversion Date) and (B) the Company and the Restricted Subsidiaries will not be subject to the following covenants: Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.15, clause (4) of Section 5.01(a) and Section 5.01(c) (collectively, the “Suspended Covenants”) until the occurrence of the Reversion Date.

(b)            In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes from below an Investment Grade Rating, then the Company and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events.

(c)            The period of time from and including the Suspension Date to (and excluding) the Reversion Date is referred to as the “Suspension Period”). Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero.

(d)            Notwithstanding the foregoing, in the event of any reinstatement of the Suspended Covenants, no action taken or omitted to be taken by the Company or any of the Restricted Subsidiaries or events occurring prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes and no Default or Event of Default will be deemed to exist or have occurred as a result of any failure by the Company or any Restricted Subsidiary to comply with any of the Suspended Covenants during the Suspension Period; provided that (i) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though Section 4.07 had been in effect prior to, but not during the Suspension Period, (ii) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of Section 4.09(b), (iii) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (5) of Section 4.11(b), (iv) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (1) through (3) of Section 4.08(b) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (1) of Section 4.08(b), (v) no Subsidiary of the Company shall be required to comply with the covenant described under Section 4.15 after such reinstatement with respect to any guarantee entered into by such Subsidiary during any Suspension Period; and (vi) all Investments made during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that they are classified as Permitted Investments permitted under clause (5) of the definition of “Permitted Investments.” No Subsidiaries shall be designated as Unrestricted Subsidiaries during any Suspension Period.

(e)            During any Suspension Period, the Company and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under Section 4.12 (including, without limitation, Permitted Liens) and any Permitted Liens that refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for Section 4.12 and for no other covenant).

(f)            Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, (1) no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants, and none of the Company or any of its Subsidiaries will bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during a Suspension Period, in each case, as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or, upon termination of the Suspension Period or after that time, based on any action taken or event that occurred during the Suspension Period) and (2) following a Reversion Date, the Company and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period (that were permitted to be entered into at such time) and to consummate any transactions contemplated thereby.

The Company shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Suspension Date or Reversion Date. The Trustee shall have no obligation to independently determine or verify if such dates or events have occurred or notify the holders of the continuance and termination of any Suspension Period. The Trustee may provide a copy of such notice to any Holder of Notes upon request.

(g)            The Company shall notify the Trustee of the occurrence of any Covenant Suspension Event; provided that no such notification shall be a condition for the suspension of the Suspended Covenants to be effective; provided further that the Trustee shall be under no obligation to inform Holders of the occurrence of any Covenant Suspension Event.

Article 5

SUCCESSORS

Section 5.01      Merger, Consolidation or Sale of All or Substantially All Assets.

(a)            The Company shall not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)            the Company is the surviving Person or the Person formed by or surviving any such consolidation, merger or wind-up (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;

(2)            the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under this Indenture and the Notes pursuant to supplemental indentures in form reasonably satisfactory to the Trustee;

(3)            immediately after such transaction, no Default or Event of Default exists;

(4)            immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the most recently ended Test Period,

(A)            the Successor Company or the Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a), or

(B)            the Fixed Charge Coverage Ratio for the Successor Company or the Company, as applicable, and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction;

(5)            each Guarantor, unless it is the other party to the transactions described above, in which case Section 5.01(c) shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and

(6)            the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture.

(b)            The Successor Company shall succeed to, and be substituted for, the Company, as the case may be, under this Indenture, and the Notes and the Company will automatically be released and discharged from its obligations under this Indenture, the Guarantees and the Notes. Notwithstanding clauses (3) through (6) of Section 5.01(a) (which shall not apply to the following),

(1)            any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company or any Restricted Subsidiary; and

(2)            the Company may consolidate or merge with an Affiliate of the Company, as the case may be, solely for the purpose of reincorporating the Company in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not materially increased thereby.

(c)            Subject to certain limitations described in this Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor shall, and the Company shall not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person (other than the Company or another Guarantor or a 100% Non-Guarantor Pledgee) unless:

(1)           (A)          such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, merger or wind-up (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B)            the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures in form reasonably satisfactory to the Trustee;

(C)            immediately after such transaction, no Default or Event of Default exists; and

(D)            the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture;

(2)            the transaction is made in compliance with Section 4.10; or

(3)            in the case of assets comprised of Equity Interests of Subsidiaries that are not Guarantors, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to one or more Restricted Subsidiaries.

(d)            Subject to certain limitations described in this Indenture, the Successor Person (if other than such Guarantor) shall succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee, and such Guarantor will automatically be released and discharged from its obligations under this Indenture and the Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (i) consolidate or merge with or wind up into or transfer all or part of its properties and assets to the Company or another Guarantor or a 100% Non-Guarantor Pledgee, (ii) merge with an Affiliate of the Company solely for the purpose of reincorporating or reorganizing the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby and so long as the Successor Person (if not such Guarantor) assumes all of such Guarantor’s obligations under its Guarantee in connection with such reincorporation or reorganization, (iii) convert into a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor and so long as the Successor Person (if not such Guarantor) assumes all of such Guarantor’s obligations under its Guarantee in connection with such reorganization or (iv) liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company and is not materially disadvantageous to the Holders.

(e)            Notwithstanding anything to the contrary in this Section 5.01, the Company may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor.

Section 5.02      Successor Person Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Company shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided that the predecessor Company shall be relieved from the obligation to pay the principal of and interest, if any, on the Notes and shall no longer be subject to this Indenture (except in the case of a lease of substantially all of the assets of the Company).

Article 6

DEFAULTS AND REMEDIES

Section 6.01      Events of Default.

(a)            An “Event of Default” wherever used herein, means any one of the following events:

(1)            default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)            default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3)            failure by the Company or any Guarantor for 60 days after receipt of written notice given by the Holders of not less than 30% in principal amount of the outstanding Notes (or the Trustee at the direction of such Holders) to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) of this Section 6.01(a)) contained in this Indenture or the Notes; provided that in the case of a failure to comply with the provisions of Section 4.03, such period of continuance of such default or breach shall be 120 days after written notice described in this clause (3) has been given;

(4)            default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of the Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of the Restricted Subsidiaries (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if both:

(i)            such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(ii)            the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40,000,000 or more at any one time outstanding;

(5)            failure by the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that (determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required by Section 4.03) together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $40,000,000 (net of amounts covered by insurance policies issued by reputable third party insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)            the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required by Section 4.03) together would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i)             commences proceedings to be adjudicated bankrupt or insolvent;

(ii)            consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii)           consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv)            makes a general assignment for the benefit of its creditors; or

(v)            generally is not paying its debts as they become due;

(7)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)            is for relief against the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that (determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required by Section 4.03) together would constitute a Significant Subsidiary) in a proceeding in which the Company or any Significant Subsidiary is to be adjudicated bankrupt or insolvent;

(ii)            appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that (determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required by Section 4.03) together would constitute a Significant Subsidiary) or for all or substantially all of the property of the Company or any Significant Subsidiary; or

(iii)            orders the liquidation of the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that (determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required by Section 4.03) together would constitute a Significant Subsidiary); and the order or decree remains unstayed and in effect for 60 consecutive days; or

(8)            the Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that (determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required by Section 4.03) together would constitute a Significant Subsidiary) shall for any reason (except as contemplated by the express terms thereof or this Indenture) cease to be in full force and effect or be declared null and void or any Officer of any Guarantor that is a Significant Subsidiary (or the Officers of any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required pursuant to Section 4.03) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture.

(b)            In the event of any Event of Default specified in clause (4) of Section 6.01(a), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1)            the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)            holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)            the default that is the basis for such Event of Default has been cured, waived or is no longer continuing.

Section 6.02      Acceleration.

If any Event of Default (other than an Event of Default specified in clause (6) or (7) of Section 6.01(a)) occurs and is continuing under this Indenture, the Holders of at least 30% in principal amount of the then total outstanding Notes or the Trustee at the direction of such Holders may, by written notice to the Company (and also to the Trustee if given by such Holders), declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) or (7) of Section 6.01(a), all outstanding Notes shall be due and payable immediately without further action or notice.

Section 6.03      Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or Guarantees, or to enforce the performance of any provision of the Notes, the Guarantees, or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04      Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee (with a copy to the Company; provided that any waiver or rescission under this Section 6.04 shall be valid and binding notwithstanding the failure to provide a copy of such notice to the Company) may on behalf of the Holders of all of the Notes waive any existing Default and its consequences hereunder, except a continuing Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder and rescind any acceleration and its consequences; provided that such rescission would not conflict with any judgment of a court of competent jurisdiction and all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel have been paid. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05      Control by Majority.

Holders of not less than a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders) or that would involve the Trustee in personal liability. The Trustee may take any other action reasonably deemed proper by the Trustee that is not inconsistent with such direction.

Section 6.06      Limitation on Suits.

Subject to Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)            such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)            Holders of at least 30% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)            Holders have offered and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense;

(4)            the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)            Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such written request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07      Rights of Holders to Bring Suit.

Notwithstanding any other provision of this Indenture, the right of any Holder to bring suit for the enforcement of any payment of principal, premium if any, and interest on the Notes (including in connection with an Asset Sale Offer or a Change of Control Offer) on or after the respective due date expressed in the Notes, shall not be impaired or affected without the consent of such Holder.

Section 6.08      Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company or the Guarantors for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09      Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10      Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11      Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12      Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13      Priorities.

Any money or property collected by the Trustee pursuant to this Article 6 any money or other property distributable in respect of any grantor’s Obligations under this Indenture after an Event of Default shall be applied in the following order:

FIRST: to the Trustee for amounts due under Section 7.06;

SECOND: to Holders for amounts due and unpaid on the Notes for the principal premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively;

THIRD: without duplication, to Holders for any other Obligations owing to the Holders under this Indenture and the Notes; and

FOURTH: to the Company or as otherwise directed by a court of competent jurisdiction.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

Section 6.14      Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

Article 7

TRUSTEE

Section 7.01      Duties of Trustee.

(a)            The Trustee, prior to the occurrence of an Event of Default of which a Responsible Officer of the Trustee shall have actual knowledge and after the curing or waiver of all such Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default of which a Responsible Officer of the Trustee shall have actual knowledge has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)            Except during the continuance of an Event of Default:

(i)             the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)            in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)            The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)             this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)            the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts;

(iii)            the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv)           no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(d)            Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)            The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.

(f)             The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02      Rights of Trustee.

(a)            The Trustee may conclusively rely upon any document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its sole discretion, may make such further inquiry or investigation into such facts or matters, and, if the Trustee shall determine, or be so directed, to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)            Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)            The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)            The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)            Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f)             The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default given by the Company or by the holders of at least 30% of the aggregate principal amount of the Notes is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture. Delivery of reports to the Trustee pursuant to Section 4.03 shall not constitute actual knowledge of, or notice to, the Trustee of the information contained therein.

(g)            In no event shall the Trustee be responsible or liable for any special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)            The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i)             The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(j)             The Trustee may request that the Company and any Guarantor deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.

(k)            The right of the Trustee to perform any discretionary act enumerated in this Indenture shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of such act.

Section 7.03      Individual Rights of Trustee.

The Trustee assumes no responsibility for the accuracy or completeness of the information concerning the Company or its affiliates or any other party contained in the Offering Memorandum or the related documents or for any failure by the Company or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. The Trustee will be permitted to engage in other transactions with the Company and its affiliates; however, if it acquires any conflicting interest as defined in this Indenture, it must eliminate such conflict within 90 days or resign as Trustee. Neither the Trustee nor any paying agent shall be responsible for determining whether any Asset Sale has occurred or any Asset Sale Offer with respect to the Notes is required, or whether any Change of Control has occurred or whether any Change of Control Offer with respect to the Notes is required. Neither the Trustee nor any paying agent shall be responsible for monitoring the Company’s rating status, making any request upon any Rating Agency, or determining whether any Suspension Date or Reversion Date with respect to the Notes has occurred. The Trustee is also subject to Sections 7.09 and 7.10.

Section 7.04      Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes or the Guarantees, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee shall not be bound to ascertain or inquire as to the performance, observance, or breach of any covenants, conditions, representations, warranties or agreements on the part of the Company or the Guarantors. Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes or the Guarantees. The Trustee shall have no obligation to pursue any action that is not in accordance with applicable law.

Section 7.05      Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to the a Responsible Officer of the Trustee, the Trustee shall mail or otherwise deliver in accordance with the procedures of DTC to Holders a notice of the Default within 90 days after it occurs or if later, 15 days after it obtains knowledge thereof, unless such Default shall have been cured or waived. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as it in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06      Compensation and Indemnity.

The Company shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold the Trustee harmless against, any and all loss, damage, claim, liability or expense (including reasonable attorneys’ fees and expenses and court costs) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the reasonable costs and expenses of enforcing this Indenture against the Company or any of the Guarantors (including this Section 7.06) or defending itself against any claim whether asserted by any Holder, the Company or any Guarantor or any other Person, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder) (but excluding taxes imposed on such persons in connection compensation for such administration or performance). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company and the Guarantors shall defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence as finally adjudicated by a court of competent jurisdiction. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld. All indemnifications and releases from liability granted hereunder to the Trustee shall extend to its officers, directors, employees, agents, attorneys, custodians, successors and assigns.

The obligations of the Company and the Guarantors under this Section 7.06 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Company and the Guarantors in this Section 7.06, the Trustee shall have a Lien prior to the Notes and rights of the Holders on all money or property held or collected by the Trustee, except money or property held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) or (7) occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07      Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing not less than 30 days prior the effective date of such removal. The Company may remove the Trustee if:

(a)            the Trustee fails to comply with Section 7.09;

(b)            the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)            a custodian or public officer takes charge of the Trustee or its property; or

(d)            the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

Section 7.08      Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers or sells all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or banking association without any further act shall be the successor Trustee.

Section 7.09      Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

Article 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01      Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02      Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees on the date the conditions set forth below in this Section 8.02 are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) of this Section 8.02, to have cured all then-existing Defaults and Events of Default and to have satisfied all their other obligations under such Notes and this Indenture including the obligations of the Guarantors (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)            the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(b)            the Company’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)            the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(d)            this Section 8.02.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03      Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 3.09, 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.15 and clauses (3) through (6) of Section 5.01(a) and Section 5.01(c) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied, and have each Guarantor’s obligation released with respect to its Guarantee (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and related Guarantees, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees shall be unaffected thereby. In addition, upon the Company’s, exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.01(a)(7) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary) and 6.01(a)(8) shall not constitute Events of Default.

Section 8.04      Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1)            the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of an Independent Financial Advisor (insofar as any Government Securities are so included) to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Company must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2)            in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a)            the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)            since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)            in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)            no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens and the consummation of other transactions in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)            such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the New Credit Agreement or any other material agreement or material instrument (other than this Indenture) to which, the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens and the consummation of other transactions in connection therewith);

(6)            the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Guarantor or others; and

(7)            the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) of this Section 8.04 with respect to legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Section 8.05      Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee to the extent such requested amount consists of Government Securities (which may be the opinion delivered under Section 8.04(2)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06      Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, and premium or interest has become due and payable shall be paid to the Company on their request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 8.07      Reinstatement

If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Company makes any payment of principal of, premium or interest on any Note following the reinstatement of their obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Article 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01      Without Consent of Holders.

Notwithstanding Section 9.02, the Company, any Guarantor (with respect to a Guarantee or this Indenture) and the Trustee may amend or supplement this Indenture and any Guarantee or Notes without the consent of any Holder:

(1)            to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)            to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)            to comply with Section 5.01;

(4)            to provide for the assumption of the Company’s or any Guarantor’s obligations to the Holders that complies with the terms of this Indenture;

(5)            to make any change that would provide any additional rights or benefits to the Holders (including to secure the Notes or the Guarantees) or that does not adversely affect (as determined in good faith by the Company) the legal rights under this Indenture of any such Holder in any material respect;

(6)            to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(7)            to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(8)            to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9)            to add a Guarantor or a parent Guarantee under this Indenture, or to release any such Guarantor or Guarantee if at the time of such release such Guarantor is not otherwise required by this Indenture to be a Guarantor;

(10)          to conform the text of this Indenture, the Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Guarantee or Notes as set forth in an Officer’s Certificate;

(11)          to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer Notes; or

(12)          at the Company’s election, to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, if applicable (it being agreed that this Indenture need not qualify under the Trust Indenture Act).

Upon the request of the Company accompanied by a resolution of its Board authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 (to the extent requested by the Trustee and subject to the last sentence of Section 9.05), the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02      With Consent of Holders.

Except as provided in Section 9.01 and below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture, the Notes, and the Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (other than Notes beneficially owned by the Company or its Affiliates in accordance with Section 2.09) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.05, the Trustee shall join with the Company in the execution of such amended or supplemental unless such amended or supplemental indenture directly affects their own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)            reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2)            reduce the principal of or change the fixed final maturity of any such Note or reduce the premium payable upon the redemption of such Notes or change the date at which such Notes may be redeemed as described under Section 3.07; provided that any amendment to the notice requirements may be made with the consent of the Holders of at least a majority in aggregate principal amount of all the then outstanding Notes;

(3)            reduce the rate of or change the time for payment of interest on any Note;

(4)            waive a Default or Event of Default (A) in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or (B) in respect of a covenant or provision contained in this Indenture or any Guarantee that cannot be amended or modified without the consent of all Holders;

(5)            make any Note payable in money other than that stated therein;

(6)            make any change in the provisions of this Indenture relating to waivers of past Defaults;

(7)            make any change in these amendment and waiver provisions that is adverse to the Holders);

(8)            impair the right of any Holder to institute suit for the enforcement of any payment of, or premium, if any, or interest on or with respect to such Holder’s Notes on or after the due dates thereof;

(9)            make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10)          except as expressly permitted by this Indenture, modify the Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that (determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required by Section 4.03) would constitute a Significant Subsidiary) in any manner adverse in any material respect to the Holders or release any such Guarantee.

For the avoidance of doubt, no amendment to, or deletion of, any of the covenants described under Article 4 shall be deemed to impair or affect any rights of Holders to receive payment of principal of, or premium, if any, or interest on, the Notes.

Section 9.03      Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.04      Notation on or Exchange of Notes.

The Company may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05      Trustee to Sign Amendments, Etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amendment, supplement or waiver to any Notes Document, the Trustee shall receive and (subject to Section 7.01) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture, that all conditions precedent thereto have been complied with, and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03).

Article 10

GUARANTEES

Section 10.01    Guarantee.

Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees, on an unsecured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Company hereunder or thereunder, that: (a) the principal of, interest, premium on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, the Guarantors shall be jointly and severally obligated to pay the same promptly. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their Obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor (other than payment in full of all of the Obligations of the Company hereunder or under the Notes). Each Guarantor hereby waives, to the fullest extent permitted by law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the Obligations contained in the Notes and this Indenture or by release in accordance with Section 10.06.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Until released in accordance with Section 10.06, each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02     Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03     Execution and Delivery.

To evidence its Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture (or a supplemental indenture in the form of Exhibit D) shall be executed on behalf of such Guarantor by one of its authorized officers.

Until released in accordance with Section 10.06, each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.

Section 10.04     Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 10.05     Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06     Release of Guarantees.

A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Company or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(1)            any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation, dividend, distribution or otherwise) of (i) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all of the assets of such Guarantor, in each case, if such sale, exchange, disposition or transfer is made in compliance with the applicable provisions of this Indenture;

(A)            the release or discharge of the guarantee by, or direct obligation of, such Guarantor of (i) the New Credit Agreement (except (x) a discharge or release by or as a result of payment under such guarantee and (y) if such Guarantor is otherwise an obligor, co-obligor or jointly liable under the New Credit Agreement) or (ii) such other guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement will constitute a release, and that if any such guarantee or direct obligation is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to Section 4.15);

(B)            the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture;

(C)            the Company exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the Company’s obligations under this Indenture being discharged in accordance with the terms of this Indenture; or

(D)            upon the merger or consolidation of any Guarantor with and into the Company or another Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of a Guarantor following the transfer of all of its assets to the Company or another Guarantor.

In addition, the Company will have the right, upon delivery of an Officer’s Certificate to the Trustee, to cause any Guarantor that does not guarantee any Indebtedness under any Credit Facility or any Capital Markets Indebtedness of the Company or any Guarantor and is otherwise not an obligor under a Credit Facility, and is not otherwise required by Section 4.15 to provide a Guarantee, to be unconditionally released and discharged from all obligations under its Guarantee, and such Guarantee will thereupon automatically and unconditionally terminate and be discharged and of no further force or effect. If the Trustee is requested to execute a release, the Company shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction and the execution of such release have been complied with.

Article 11

SATISFACTION AND DISCHARGE

Section 11.01    Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:

(1)            all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)            all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, shall become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities or a combination thereof, in such amounts as will be sufficient, in the opinion of an Independent Financial Advisor (insofar as any Government Securities are so included), without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption

(A)            the Company has paid or caused to be paid all sums payable by it under this Indenture; and

(B)            the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Section 7.06 shall survive. If money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 11.01, the provisions of Section 11.02, and Section 8.06 shall survive. After the conditions to satisfaction and discharge contained in this Article 11 have been satisfied, and the Company has paid or caused to be paid all other sums payable hereunder by the Company, and delivered to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that all conditions precedent to satisfaction and discharge have been satisfied, the Trustee upon Issue Order shall acknowledge in writing the satisfaction and discharge of the obligations of the Company and the Guarantors under this Indenture (except for those surviving obligations specified in this Section 11.01 and the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and Guarantors’ obligations in connection therewith).

Section 11.02     Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Company has made any payment of principal of, premium or interest on any Notes because of the reinstatement of their obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

Article 12

MISCELLANEOUS

Section 12.01     Notices.

Any notice or communication by the Company, any Guarantor, the Trustee to the others is duly given if in writing (including telecopy and electronic transmission in PDF format) and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

HealthEquity, Inc.

15 West Scenic Pointe Drive

Draper, Utah 84020

Fax No.: (801) 727-1005
Telephone: (801) 727-1000

Attention: Delano Ladd, Executive Vice President, General Counsel and Corporate Secretary

With a copy to (which shall not constitute notice for any purpose under this Indenture):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Matthew Haddad, Esq. and Jeffrey S. Hochman, Esq.

Fax No.: (212) 728-8111

Telephone: (212) 728-8000

If to the Trustee:

Wells Fargo Bank, National Association

CTSO Mail Operations, MAC N9300-070

600 South Fourth Street, Seventh Floor

Minneapolis, MN 55415

Fax: 612-667-2160

Phone: Telephone: 612-875-3075

Attention: Corporate Trust Services, HealthEquity Account Manager

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed or sent electronically; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; and on the date sent to the Depositary if otherwise given in accordance with Applicable Procedures; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof and on the first date on which publication is made, if given by publication.

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar. Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any note provides for notice of any event (including any notice of redemption or repurchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with the Applicable Procedures.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.

If the Company sends a notice or communication to Holders, it shall send a copy to the Trustee and each Agent at the same time.

Section 12.02     Communication by Holders with Other Holders.

Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

Section 12.03     Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any of the Guarantors to the Trustee to take any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:

(a)            An Officer’s Certificate in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)            An Opinion of Counsel in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04), stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.04     Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) shall include:

(a)            a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)            a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)            a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d)            a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 12.05     Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.06     No Personal Liability of Directors, Officers, Employees, Incorporators, Members, Partners and Stockholders.

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor or any of their parent companies or entities (other than the Company in respect of the Notes and each Guarantor in respect of its Guarantee) shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.07     Governing Law.

THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 12.08     Waiver of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE AND EACH HOLDER, BY ITS ACCEPTANCE OF A NOTE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.09     Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation any act or provision of any present or future law or regulation or governmental authority, natural disaster, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, labor dispute, disease, epidemic or pandemic, quarantine, national emergency and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, communications system failure, malware or ransomware or other unavailability of the Federal Reserve Bank wire or facsimile or telex system or other funds transfer system or other wire communication facility or unavailability of any securities clearing system.

Section 12.10     No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or the Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.11     Successors.

All agreements of the Company in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Section 12.12     Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.13     Counterpart Originals; Electronic Signatures.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Indenture and any certificate, agreement or other document to be signed in connection with this Indenture and the transactions contemplated hereby shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature; or (iii) in the case of this Indenture and any certificate, agreement or other document to be signed in connection with this Indenture and the transactions contemplated hereby, other than any Securities, any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”). Each electronic signature (except in the case of any Securities) or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature (except in the case of any Securities), of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

Section 12.14     Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.15     U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 12.16     Legal Holidays.

In any case where an Interest Payment Date, Change of Control Payment Date, Purchase Date, Redemption Date, maturity date or any other stated maturity date of any payment required to be made on the Notes shall not be a Business Day, then each such payment need not be made on such date, but shall be made on the next succeeding Business Days with the same force and effect as if made on such Interest Payment Date, Change of Control Payment Date, Purchase Date, Redemption Date, maturity date or stated maturity date of such payment and no additional interest shall accrue as a result of such delay in payment.

[Signatures on following page]

HEALTHEQUITY, INC.

By:	/s/ Tyson Murdock
Name: Tyson Murdock
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Indenture]

GUARANTORS:

WAGEWORKS, INC.

By:	/s/ Tyson Murdock
Name: Tyson Murdock
Title: Chief Financial Officer

VIKING ACQUISITION CORP.

By:	/s/ Delano Ladd
Name: Delano Ladd
Title: Secretary

FORT EFFECT CORP.

By:	/s/ Delano Ladd
Name: Delano Ladd
Title: Secretary

[Signature Page to Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joel Odenbrett
Name: Joel Odenbrett
Title: Assistant Vice President

[Signature Page to Indenture]

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the ERISA Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [              ]
ISIN [              ]1

[RULE 144A] [REGULATION S] GLOBAL NOTE

4.500% Senior Notes due 2029

No.	[$ ]

HealthEquity, Inc.

promises to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of _____________ United States Dollars] on October 1, 2029.

Interest Payment Dates: October 1 and April 1

Record Dates: September 15 and March 15

1 Rule 144A Note CUSIP: 42226AAA5

Rule 144A Note ISIN: US42226AAA51
Regulation S Note CUSIP: U3827AAA7
Regulation S Note ISIN: USU3827AAA70

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

HEALTHEQUITY, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

Dated:

By:
Authorized Signatory

[Back of Note]

4.500% Senior Notes due 2029

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.            INTEREST. The Company promises to pay interest on the principal amount of this Note at 4.500% per annum from October 8, 2021 until maturity. The Company will pay interest semi-annually in arrears on October 1 and April 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be April 1, 2022. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.            METHOD OF PAYMENT. The Company will pay interest on the Notes, if any, to the Persons who are registered Holders at the close of business on the September 15 or March 15 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof will be required with respect to principal of and interest, premium, if any, on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose. If any Interest Payment Date, the maturity date, any Redemption Date, or any earlier required repurchase date of a Note falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.            PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without prior written notice to the Holders. The Company or any of the Company’s Subsidiaries may act in as paying agent or registrar.

4.            INDENTURE. The Company issued the Notes under an Indenture, dated as of October 8, 2021 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among HealthEquity, Inc., the Guarantors named therein and the Trustee. This Note is one of a duly authorized issue of notes of the Company designated as its 4.500% senior notes due 2029. The Company may issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.            REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of an offer to purchase, as further described in the Indenture. Except as provided in the Indenture, the Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. The Company and its Affiliates may at any time and from time to time purchase Notes in the open market or otherwise.

6.            DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the mailing or electronic delivery of a notice of redemption of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of the Note for all purposes. Only registered Holders will have rights under the Indenture. The transferor of any Note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

7.            PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8.            AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9.            DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10.            AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11.            GOVERNING LAW. THE INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

12.            CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice, and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

HealthEquity, Inc.
15 West Scenic Pointe Drive

Draper, Utah 84020

Attention: Executive Vice President, General Counsel and Corporate Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[   ] Section 4.10            [   ] Section 4.14

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

Date: ____________                 $_____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $ __________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

*	This schedule should be included only if the Note is issued in global form.

FORM OF CERTIFICATE OF TRANSFER

HealthEquity, Inc.

15 West Scenic Pointe Drive

Draper, Utah 84020

Fax No.: (801) 727-1005
Attention: Executive Vice President, General Counsel and Corporate Secretary

Wells Fargo Corporate Trust-DAPS Reorg

600 South Fourth Street, Seventh Floor

MAC N9300-070

Minneapolis, MN 55415

Phone: 1-800-344-5128

Fax: 1-866-969-1290

Email: dapsreorg@wellsfargo.com

Re:      4.500% Senior Notes due 2029

Reference is hereby made to the Indenture, dated as of October 8, 2021 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among HealthEquity, Inc., the Guarantors named therein and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                          (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                      in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.             [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

2.              [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3.               [    ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)              [    ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)              [    ] such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)              [    ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and, if applicable, in compliance with the prospectus delivery requirements of the Securities Act.

4.                [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a)              [    ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)              [    ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)               [    ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ___________

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP [ ]), or

(ii)	[ ] Regulation S Global Note (CUSIP [ ]), or

(b)	[ ] a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP [ ]), or

(ii)	[ ] Regulation S Global Note (CUSIP [ ]), or

(iii)	[ ] Unrestricted Global Note (CUSIP [ ]); or

(b)	[ ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

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FORM OF CERTIFICATE OF EXCHANGE

HealthEquity, Inc.

15 West Scenic Pointe Drive

Draper, Utah 84020

Fax No.: (801) 727-1005
Attention: Executive Vice President, General Counsel and Corporate Secretary

Wells Fargo Corporate Trust-DAPS Reorg

600 South Fourth Street, Seventh Floor

MAC N9300-070

Minneapolis, MN 55415

Phone: 1-800-344-5128

Fax: 1-866-969-1290

Email: dapsreorg@wellsfargo.com

Re:      4.500% Senior Notes due 2029

Reference is hereby made to the Indenture, dated as of October 8, 2021 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among HealthEquity, Inc., the Guarantors named therein and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                          (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                      in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1)            EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a)           ☐  CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b)           ☐  CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c)           ☐  CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d)           ☐  CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2)            EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a)           ☐  CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b)           ☐  CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE]  ☐ 144A Global Note [  ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ________

[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of                      , among                       (the “Guaranteeing Subsidiary”), a subsidiary of HealthEquity, Inc., a Delaware corporation, and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of HealthEquity, Inc. and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (as amended, modified or supplemented from time to time, the “Indenture”), dated as of October 8, 2021, providing for the issuance of an unlimited aggregate principal amount of 4.500% senior notes due 2029 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)            Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)            Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

(3)            Execution and Delivery. Until released in accordance with Section 10.06, the Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)            No Personal Liability of Directors, Officers, Employees, Incorporators, Members, Partners and Stockholders. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Guaranteeing Subsidiary or any of its parent companies or entities (other than the Company in respect of the Notes and each Guarantor in respect of its Guarantee) shall have any liability for any obligations of the Guaranteeing Subsidiary under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5)            Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6)            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(7)            Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8)            The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(9)            Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

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